As filed with the Securities and Exchange Commission on July 17, 2009
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM F-10

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

_____________________

BAYTEX ENERGY TRUST
(Exact name of Registrant as specified in its charter)
Alberta, Canada	1311	Not Applicable
(Province or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number, if any)
_____________________ Suite 2200, 205 – 5th Avenue S.W. Calgary, Alberta, Canada, T2P 2V7 (403) 269-4282
(Address and telephone number of Registrant’s principal executive offices)
Baytex Energy USA Ltd. 600 17th St., Suite 1900 S. Denver, CO 80202 (303) 825-2777
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)
_____________________ Copies to:
Murray J. Desrosiers Baytex Energy Ltd. Suite 2200, 205 – 5th Avenue S.W. Calgary, Alberta, Canada, T2P 2V7 (403) 269-4282	Shannon M. Gangl Burnet, Duckworth & Palmer LLP 1400, 350 – 7th Avenue S.W. Calgary, Alberta, Canada T2P 3N9 (403) 260-0100	Andrew J. Foley Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, N.Y. 10019-6064 (212) 373-3000
_____________________
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
Province of Alberta, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☐	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☒	At some future date (check appropriate box below)
		1.	☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).
		2.	☐

pursuant to Rule 467(b) on (        ) at (        ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (   ).

		3.	☐

pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

		4.	☒	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☒

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CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1) (4)	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price (2) (4)	Amount of Registration Fee (4)
Trust Units Subscription Receipts Warrants Rights Options Total (3)	U.S.$535,980,000	100%	U.S.$ 535,980,000	U.S.$29,908

(1)

There are being registered under this registration statement such indeterminate number of Trust Units, Subscription Receipts, Warrants, Rights, and Options as shall have an aggregate initial offering price of Cdn $600,000,000. Any securities registered by this registration statement may be sold separately or as units with other securities registered under this registration statement. The proposed maximum initial offering price per security will be determined from time to time by the Registrant in connection with the sale of the securities under this registration statement.

(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457.
(3)

If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered on this registration statement changes, the provisions of Rule 416 shall apply to this registration statement.

(4)	Based upon the noon exchange rate by the Bank of Canada. On July 15, 2009, the noon exchange rate was Cdn. $1.00 equalled $U.S.0.8933.

_____________________

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

PRELIMINARY SHORT FORM BASE SHELF PROSPECTUS

I-1

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the United States Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated July 17, 2009

A copy of this preliminary short form prospectus has been filed with the securities regulatory authorities in each of the provinces of Canada but has not yet become final for the purpose of the sale of securities. Information contained in this preliminary short form prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the short form prospectus is obtained from the securities regulatory authorities. No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. See "Plan of Distribution".

This short form prospectus has been filed under legislation in all provinces of Canada that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

Information has been incorporated by reference in this prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Baytex Energy Ltd., the administrator of Baytex Energy Trust, at Suite 2200, Bow Valley Square II, 205 – 5th Avenue S.W., Calgary, Alberta, T2P 2V7, Telephone (403) 269-4282 and are also available electronically at www.sedar.com.

Preliminary Short Form Base Shelf Prospectus

New Issue	July 17, 2009

$600,000,000

Trust Units
Subscription Receipts
Warrants
Rights
Options
Debt Securities

We may, from time to time, offer for sale under this short form prospectus during the 25 month period that this short form prospectus, including any amendments hereto (the "Prospectus"), remains valid up to $600,000,000 (or the equivalent in other currencies or currency units at the time of issue) of: (i) trust units ("Trust Units"); (ii) subscription receipts (the "Subscription Receipts"); (iii) warrants exercisable to acquire Trust Units (the "Warrants"); (iv) rights exercisable to acquire or convertible into Trust Units (the "Rights"); (v) options exercisable to acquire Trust Units (the "Options"); or (vi) senior or subordinated unsecured debt securities (the "Debt Securities"). In this Prospectus, the Warrants, Rights and Options are collectively referred to as the "Other Convertible Securities" and the Trust Units, Subscription Receipts, Other Convertible Securities and Debt Securities are collectively referred to as the "Securities".

We may offer Securities in such amount as we determine in light of market conditions and other factors that we deem relevant. The specific variable terms of any offering of Securities will be set forth in one or more prospectus supplements (each, a "Prospectus Supplement") including: (i) in the case of Trust Units, the number of Trust Units offered, the issue price (in the event the offering is a fixed price distribution), the manner of determining the issue price (in the event the offering is a non-fixed price distribution) and any other terms specific to the Trust Units being offered; (ii) in the case of Subscription Receipts or Other Convertible Securities, the number of such securities offered, the issue price, the terms, conditions and procedures for the

ii

conversion or exercise of such securities, the amount and type of securities that holders thereof will receive upon such conversion or exercise and any other terms specific to the Subscription Receipts or Other Convertible Securities being offered; and (iii) in the case of Debt Securities, the specific designation of the Debt Securities, any limit on the aggregate principal amount of the Debt Securities, the currency, the maturity, the offering price (at par, at a discount or at a premium), whether the Debt Securities will bear interest, the interest rate or method of determining the interest rate, the interest payment date(s), any terms of redemption, any conversion or exchange rights and any other terms specific to the Debt Securities being offered. A Prospectus Supplement may include specific variable terms pertaining to the Securities that are not within the parameters described in this Prospectus.

All shelf information permitted under applicable securities laws to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus to the extent required by applicable securities laws. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains.

Neither the United States Securities and Exchange Commission nor any state securities regulator has approved or disapproved these Securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

We are permitted to prepare this Prospectus in accordance with Canadian disclosure requirements, which are different from those in the United States. We prepare our financial statements in accordance with Canadian generally accepted accounting principles, and they may be subject to Canadian auditing and auditor independence standards. They may not be comparable to financial statements of United States companies.

Owning the Securities may subject you to tax consequences both in the United States and Canada. This Prospectus or any applicable Prospectus Supplement may not describe these tax consequences fully. You should read the tax discussion in this Prospectus and any applicable Prospectus Supplement.

Your ability to enforce civil liabilities under the United States federal securities laws may be affected adversely because we are organized under the laws of the Province of Alberta, Canada, all of the directors and substantially all of the officers of Baytex Energy Ltd. ("Baytex"), our administrator, and the experts named in this Prospectus are Canadian residents, and a substantial portion of our assets are located in Canada.

We may sell the Securities to or through underwriters or dealers purchasing as principals, and may also sell the Securities to one or more purchasers directly pursuant to applicable statutory exemptions, or through agents. The Prospectus Supplement relating to a particular offering of Securities will identify each underwriter, dealer or agent engaged by us, in connection with the offering and sale of the Securities, and will set forth the terms of the offering of such Securities, the method of distribution of such Securities, including, to the extent applicable, the proceeds to us, and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material terms of the plan of distribution. Except as set out in a Prospectus Supplement relating to a particular offering of Securities in connection with any offering of Securities, the underwriters or dealers, as the case may be, may over-allot or effect transactions intended to fix or stabilize the market price of the Trust Units at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. The Debt Securities will not be offered or sold in the United States. See "Plan of Distribution".

Our outstanding Trust Units are listed and posted for trading on the New York Stock Exchange ("NYSE") under the symbol "BTE" and on the Toronto Stock Exchange ("TSX") under the symbol "BTE.UN" and our outstanding 6.5% convertible, unsecured, subordinated debentures are listed and posted for trading on the TSX under the symbol "BTE.DB".

An investment in the Securities involves risks. See "Risk Factors".

Any offering of Subscription Receipts, Other Convertible Securities or Debt Securities would be a new issue of securities. There is no market through which the Subscription Receipts, Other Convertible Securities or Debt Securities may be sold and purchasers may not be able to resell the Subscription Receipts, Other Convertible Securities or Debt Securities purchased under this Prospectus or any Prospectus Supplement. This may affect the pricing of the Subscription Receipts, Other Convertible Securities or Debt Securities in the secondary market (if any), the transparency and availability of trading prices (if any), the liquidity of the Subscription Receipts, Other Convertible Securities or Debt Securities (if any), and the extent of issuer regulation. See "Risk Factors". Unless otherwise specified in the applicable Prospectus Supplement, the Subscription Receipts, Other Convertible Securities or Debt Securities will not be listed on any securities exchange.

iii

The return on an investment in Trust Units is not comparable to the return on an investment in a fixed-income security. The recovery of the initial investment made by holders of Trust Units (the "Unitholders") is at risk, and the anticipated return on a Unitholder's investment is based on many performance assumptions. Although we intend to make distributions of a portion of our available cash to Unitholders, these cash distributions may be reduced or suspended. Cash distributions are not guaranteed. Our ability to make cash distributions and the actual amount distributed will depend on numerous factors including, among other things: our financial performance, debt obligations, working capital requirements and future capital requirements, all of which are susceptible to a number of risks. In addition, the market value of the Trust Units may decline if we are unable to meet our cash distribution targets in the future, and that decline may be significant. You also should consider the particular risk factors that may affect the industry in which we operate, and therefore the stability of the distributions that Unitholders receive. See "Risk Factors".

The after tax return from an investment in Trust Units to Unitholders subject to Canadian income tax can be made up of both a return on capital and a return of capital. That composition may change over time, thus affecting an investor's after tax return. On October 31, 2006, the Department of Finance (Canada) announced proposed changes to the taxation of certain publicly-traded trusts and partnerships and their unitholders. Bill C-52, which received Royal Assent on June 22, 2007, contained legislation implementing these proposals (collectively, the "SIFT Rules"). Subject to the SIFT Rules, returns on capital are generally taxed as ordinary income in the hands of a Unitholder who is resident in Canada for purposes of the Income Tax Act (Canada) (the "Tax Act"). Pursuant to the SIFT Rules, commencing January 1, 2011 (provided the Trust only experiences "normal growth" and no "undue expansion" before then) certain distributions from the Trust which would have otherwise been taxed as ordinary income generally will be characterized as dividends in addition to being subject to tax at corporate rates at the trust level. Returns of capital generally are (and under the SIFT Rules will continue to be) tax-deferred for Unitholders who are resident in Canada for purposes of the Tax Act (and reduce such Unitholder's adjusted cost base in the Trust Unit for purposes of the Tax Act). Distributions, whether of income or capital, to a Unitholder who is not resident in Canada for purposes of the Tax Act, or that is a partnership that is not a "Canadian partnership" for purposes of the Tax Act, generally will be subject to Canadian withholding tax. Prospective purchasers should consult their own tax advisors with respect to the Canadian income tax considerations applicable in their own circumstances. See "Risk Factors".

The offering of Securities is subject to approval of certain legal matters on our behalf by Burnet, Duckworth & Palmer LLP, Calgary, Alberta and Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. No underwriter or dealer in Canada or the United States has been involved in the preparation of this Prospectus or performed any review of the contents of this Prospectus.

The Trust Units are not "deposits" within the meaning of the Canada Deposit Insurance Corporation Act (Canada) and are not insured under the provisions of that Act or any other legislation. Furthermore, we are not a trust company and, accordingly, we are not registered under any trust and loan company legislation as we do not carry on or intend to carry on the business of a trust company.

Dominion Bond Rating Service Limited ("DBRS") has assigned a stability rating of STA-5 (low) to the Trust. DBRS' stability ratings range from a high of STA-1 to a low of STA-7. Income funds rated at STA-5 have weak distributions per unit stability and sustainability. These funds are subject to many of the same cyclical, seasonal, and economic factors as in the STA-4 rating category, but the lack of diversification is generally more pronounced, and will tend to be below average in several areas considered when determining a stability rating. Stability ratings are not a recommendation to buy, sell or hold securities and are subject to revision or withdrawal by DBRS at any time. See "Description of Trust Units – Stability Rating".

The head office of the Trust and Baytex are located at Suite 2200, Bow Valley Square II, 205 – 5th Avenue S.W., Calgary, Alberta, Canada, T2P 2V7 and the registered office of Baytex is located at 1400, 350 – 7th Avenue S.W., Calgary, Alberta, Canada, T2P 3N9.

The date of this Prospectus is July 17, 2009.

TABLE OF CONTENTS

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS	2	DESCRIPTION OF SUBSCRIPTION RECEIPTS AND OTHER CONVERTIBLE SECURITIES	12
NON-GAAP MEASURES	2	DESCRIPTION OF DEBT SECURITIES	13
PRESENTATION OF FINANCIAL AND OIL AND GAS		EARNINGS COVERAGE	14
RESERVES AND PRODUCTION INFORMATION	3	PLAN OF DISTRIBUTION	14
SELECTED ABBREVIATIONS AND DEFINITIONS	3	MARKET FOR SECURITIES	15
ADDITIONAL INFORMATION	6	LEGAL MATTERS	16
ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES	6	INTEREST OF EXPERTS	16
DOCUMENTS INCORPORATED BY REFERENCE	6	CERTAIN INCOME TAX CONSIDERATIONS	17
SUMMARY DESCRIPTION OF BUSINESS	8	RISK FACTORS	17
CONSOLIDATED CAPITALIZATION	10	DOCUMENTS FILED AS PART OF THE
RECORD OF CASH DISTRIBUTIONS	10	REGISTRATION STATEMENT	30
USE OF PROCEEDS	11	AUDITORS' CONSENT	31
DESCRIPTION OF TRUST UNITS	11

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

In the interest of providing Unitholders and potential investors with information about the Trust, including management's assessment of Baytex's future plans and operations, certain statements in this Prospectus are "forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of applicable Canadian securities legislation (collectively, "forward-looking statements"). Specifically, this Prospectus contains forward-looking statements relating to the our distribution practice and the portion of our cash flow from operations to be allocated to capital expenditures. In addition, certain documents incorporated by reference into this Prospectus contain forward-looking statements. Such forward-looking statements speak only as of their respective date and are expressly qualified by this cautionary statement.

The forward-looking statements contained in this Prospectus are based on certain key assumptions regarding, among other things, the timing of obtaining regulatory approvals. Forward-looking statements contained in certain documents incorporated by reference into this Prospectus are based on the key assumptions described in such documents. The reader is cautioned that such assumptions, although considered reasonable by the Trust at the time of preparation, may prove to be incorrect.

Actual results achieved during the forecast period will vary from the information provided in this Prospectus and in the documents incorporated by reference herein as a result of numerous known and unknown risks and uncertainties and other factors which are discussed in the documents incorporated herein by reference. Such factors include, but are not limited to: fluctuations in market prices for oil and natural gas; fluctuations in foreign exchange or interest rates; general economic, market and business conditions; stock market volatility and market valuations; changes in income tax laws; industry capacity; geological, technical, drilling and processing problems and other difficulties in producing petroleum and natural gas reserves; uncertainties associated with estimating petroleum and natural gas reserves; liabilities inherent in oil and natural gas operations; competition for, among other things, capital, acquisitions of reserves, undeveloped lands and skilled personnel; risks associated with oil and gas operations; changes in royalty rates and incentive programs relating to the oil and gas industry; changes in environmental and other regulations; incorrect assessments of the value of acquisitions; and other factors, many of which are beyond the control of Baytex.

Readers are cautioned that the foregoing list of risk factors is not exhaustive. New risk factors emerge from time to time, and it is not possible for management to predict all of such factors and to assess in advance the impact of each such factor on the business of the Trust or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Readers should also carefully consider the matters discussed under the heading "Risk Factors" and in the documents incorporated by reference into this Prospectus.

There is no representation by the Trust that actual results achieved during the forecast period will be the same in whole or in part as those forecast and the Trust does not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by applicable securities law. The forward-looking statements contained in this Prospectus, and in certain documents incorporated by reference into this Prospectus, are expressly qualified by this cautionary statement.

NON-GAAP MEASURES

In this Prospectus and the documents incorporated by reference into this Prospectus, we refer to certain financial measures that are not determined in accordance with Canadian generally accepted accounting principles ("Canadian GAAP"). These measures as presented do not have any standardized meaning prescribed by Canadian GAAP and therefore they may not be comparable with calculations of similar measures for other companies or trusts.

We use the term "cash flow from operations", which we define as cash flow from operating activities before changes in non-cash operating working capital, asset retirement expenditures and decrease in deferred charges and other assets. Cash flow from operations as presented does not have any standardized meaning prescribed by Canadian GAAP, and therefore it may not be comparable with the calculation of similar measures for other entities. Cash flow from operations as presented is not intended to represent operating cash flow or operating profits for the period nor should it be viewed as an alternative to cash flow from operating activities, net income or other measures of financial performance calculated in accordance with GAAP.

Cash flow from operations cannot be assured and our future distributions may vary. You should refer to our most recent management's discussion and analysis of financial condition and results of operations incorporated by reference herein for a reconciliation of "cash flow from operations" to cash flow from operating activities.

We believe that, in conjunction with results presented in accordance with Canadian GAAP, this measure assists in providing a more complete understanding of certain aspects of our results of operations and financial performance. You are cautioned, however, that this measure should not be construed as an alternative to measures determined in accordance with Canadian GAAP as an indication of our performance.

PRESENTATION OF FINANCIAL AND OIL AND GAS RESERVES AND PRODUCTION INFORMATION

Unless otherwise indicated, financial information in this Prospectus, including the documents incorporated by reference herein, has been prepared in accordance with Canadian GAAP. Canadian GAAP differs in some significant respects from United States generally accepted accounting principles ("U.S. GAAP") and thus our financial statements may not be comparable to the financial statements of U.S. companies. For a reconciliation of the differences between Canadian and United States generally accepted accounting principles, see note 19 of the notes to the 2008 Annual Financial Statements and the Supplemental U.S. GAAP Disclosures, which are incorporated herein by reference.

The SEC currently permits U.S. oil and gas companies, in their filings with the SEC, to disclose only proved reserves after the deduction of royalties and interests of others which are those reserves that a company has demonstrated by actual production or conclusive formation tests to be economically producible under existing economic and operating conditions. The securities regulatory authorities in Canada have adopted National Instrument 51-101 – Standards of Disclosure for Oil and Gas Activities  ("NI 51-101"), which imposes oil and gas disclosure standards for Canadian public issuers engaged in oil and gas activities.

NI 51-101 permits oil and gas issuers, in their filings with Canadian securities regulators, to disclose not only proved reserves but also probable reserves, and to disclose reserves and production on a gross basis before deducting royalties. Probable reserves are of a higher risk and are less likely to be accurately estimated or recovered than proved reserves. Because we are permitted to disclose reserves in accordance with Canadian disclosure requirements, we have disclosed in this Prospectus and in the documents incorporated by reference reserves designated as "probable reserves". If required to be prepared in accordance with U.S. disclosure requirements, the SEC's guidelines would prohibit reserves in this category from being included.

Moreover, as permitted by NI 51-101, we have determined and disclosed the net present value of future net revenue from our reserves using only forecast prices and costs. The SEC does not permit the disclosure of the net present value of future net revenue from reserves based on forecast prices and costs and currently requires that prices and costs be held constant at levels in effect at the date of the reserve report.

Additional information prepared in accordance with United States Statement of Financial Accounting Standards No. 69 "Disclosures About Oil and Gas Producing Activities" relating to our oil and gas reserves is set forth in our Supplemental Oil and Gas Disclosures, which are incorporated herein by reference.

The SEC has adopted revisions to its oil and gas reporting rules that, effective as of January 1, 2010, among other things will modify the standards to establish proved reserves and permit disclosure of probable and possible reserves under certain circumstances. However, it is likely that significant differences will remain between the reserve categories and reserve reporting generally under Canadian and U.S. securities laws and rules. Unless otherwise stated, all of the reserves information contained in this Prospectus, including the documents incorporated herein by reference, has been calculated and reported in accordance with NI 51-101.

SELECTED ABBREVIATIONS AND DEFINITIONS

All dollar amounts in this Prospectus are expressed in Canadian dollars, except where otherwise indicated. References to "$" or "Cdn$" are to Canadian dollars and references to "US$" are to United States dollars.

In this Prospectus and in any Prospectus Supplement, the following terms shall have the following meanings:

"2008 Annual Financial Statements" has the meaning ascribed thereto under "Documents Incorporated by Reference".

"2010 Notes" means the 9 5/8% senior subordinated notes of Baytex due July 15, 2010 and issued pursuant to an indenture dated July 9, 2003.

"2011 Notes" means the 10.5% senior subordinated notes of Baytex due February 15, 2011 and issued pursuant to an indenture dated February 12, 2001, as amended by a first supplemental indenture dated June 4, 2001 and a second supplemental indenture dated July 9, 2003.

"ABCA" means the Business Corporations Act (Alberta), R.S.A. 2000, c. B-9, as amended, including the regulations promulgated thereunder.

"AIF" means our annual information form for the year ended December 31, 2008 dated March 26, 2009.

"Baytex" means Baytex Energy Ltd., a corporation amalgamated under the ABCA.

"Baytex Common Shares" means common shares in the capital of Baytex.

"Baytex Partnership" means Baytex Energy Partnership, a general partnership, the partners of which are Baytex and Baytex Oil & Gas Ltd.

"Board" or "Board of Directors" means the board of directors of Baytex.

"Convertible Debentures" means the 6.5% convertible, unsecured, subordinated debentures of the Trust due December 31, 2010 and issued pursuant to the trust indenture dated June 6, 2005 among the Trust, Baytex and Valiant Trust Company.

"Credit Facilities" means, collectively, the operating loan that Baytex has with a chartered bank and a 364-day revolving loan that Baytex has with a syndicate of chartered banks, in an aggregate amount of $515 million, which each mature on June 30, 2010 (subject to one year extensions thereafter in certain circumstances).

"Debt Securities" means the senior or subordinated unsecured debt securities of the Trust.

"Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

"forecast prices and costs" means future prices and costs that are: (i) generally acceptable as being a reasonable outlook of the future; and (ii) if, and only to the extent that, there are fixed or presently determinable future prices or costs to which we are legally bound by a contractual or other obligation to supply a physical product, including those for an extension period of a contract that is likely to be extended, those prices or costs rather than the prices and costs referred to in subparagraph (i).

"Incentive Plan" means our Trust Unit Rights Incentive Plan, as approved by the Board on March 9, 2009 and the Unitholders on May 20, 2009.

"Information Circular" has the meaning ascribed thereto under "Documents Incorporated by Reference".

"NI 51-101" means National Instrument 51-101 – Standards of Disclosure for Oil and Gas Activities.

"Notes" means the unsecured subordinated promissory notes issued by Baytex and certain other Operating Entities to the Trust.

"NPI" means the net profits interest in the petroleum substances owned by Baytex granted to the Trust pursuant to the NPI Agreement.

"NPI Agreement" means the amended and restated net profit interest agreement between the Trust and Baytex made as of September 2, 2003 providing for the creation of the NPI.

"NYSE" means the New York Stock Exchange.

"OPEC" means the Organization of the Petroleum Exporting Countries.

"Operating Entities" means the subsidiaries of the Trust that are actively involved in the acquisition, production, processing, transportation and marketing of crude oil, natural gas liquids and natural gas, being Baytex, Baytex Partnership, Baytex Oil & Gas Ltd. and Baytex Energy USA Ltd., each a direct or indirect wholly-owned subsidiary of the Trust, and "Operating Subsidiary" means any one of them, as applicable.

"Options" means options of the Trust.

"Other Convertible Securities" means Warrants, Rights and Options that are convertible into or exercisable to acquire Trust Units.

"probable reserves" are those additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable reserves.

"proved reserves" are those reserves that can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated proved reserves.

"reserves" are estimated remaining quantities of oil and natural gas and related substances anticipated to be recoverable from known accumulations, as of a given date, based on: (i) analysis of drilling, geological, geophysical and engineering data; (ii) the use of established technology; and (iii) specified economic conditions, which are generally accepted as being reasonable.

"Rights" means rights of the Trust.

"SEC" means the United States Securities and Exchange Commission.

"SEDAR" means the System for Electronic Document Analysis and Retrieval.

"SIFT" means a specified investment flow-through trust entity.

"SIFT Rules" means the rules contained in the Tax Act relating to federal income taxation of certain SIFTs.

"Special Voting Units" means the special voting units authorized pursuant to the Trust Indenture.

"Sproule" means Sproule Associates Limited, independent petroleum consultants of Calgary, Alberta, Canada.

"Sproule Report" means the report prepared by Sproule dated March 4, 2009 entitled "Evaluation of the P&NG Reserves of Baytex Energy Trust and Baytex Energy USA Ltd. (As of December 31, 2008)".

"Subscription Receipts" means subscription receipts of the Trust.

"subsidiary" has the meaning ascribed thereto in the Securities Act (Ontario) and, for greater certainty, includes all corporations, partnerships and trusts owned, controlled or directed, directly or indirectly, by the Trust.

"Supplemental Oil and Gas Disclosures" has the meaning ascribed thereto under "Documents Incorporated by Reference".

"Supplemental U.S. GAAP Disclosures" has the meaning ascribed thereto under "Documents Incorporated by Reference".

"Tax Act" means the Income Tax Act (Canada), R.S.C. 1985, c. 1 (5th Supp), as amended, including the regulations promulgated thereunder, as amended from time to time.

"Trust" means Baytex Energy Trust, a trust formed pursuant to the laws of Alberta pursuant to the Trust Indenture and, unless the context otherwise requires, includes its subsidiaries.

"Trust Indenture" means the third amended and restated trust indenture between our trustee, Valiant Trust Company, and Baytex dated May 20, 2008.

"Trust Units" means trust units of the Trust.

"TSX" means the Toronto Stock Exchange.

"United States" or "U.S." means the United States, as defined in Rule 902(l) under Regulation S under the United States Securities Act of 1933, as amended.

"Unitholders" means the holders from time to time of the Trust Units.

"Warrants" means warrants of the Trust.

"we", "us" and "our" refer to the Trust and the Trust's subsidiaries (including the Operating Entities) on a consolidated basis unless the context requires otherwise.

Words importing the singular number only include the plural, and vice versa, and words importing any gender include all genders.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-10 of which this Prospectus forms a part. This Prospectus does not contain all the information set out in the registration statement. For further information about us and the Securities, please refer to the registration statement. We are subject to the information requirements of the Exchange Act and applicable Canadian securities legislation, and in accordance with those requirements, we file and furnish reports and other information with the SEC and with the securities regulatory authorities of the provinces of Canada. Under a multi-jurisdictional disclosure system adopted by the United States and Canada, we generally may prepare these reports and other information in accordance with the disclosure requirements of Canada. These requirements are different from those of the United States. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and Baytex's officers and directors, and our Unitholders holding 10% or more of the Trust Units, are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

The reports and other information filed and furnished by us with the SEC may be read and copied at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Copies of the same documents can also be obtained from the public reference room of the SEC in Washington by paying a fee. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a website (www.sec.gov) that makes available reports and other information that we file electronically with it, including the registration statement that we have filed with respect to this offering.

Copies of reports, statements and other information that we file with the Canadian provincial securities regulatory authorities are electronically available through the SEDAR website at www.sedar.com.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

Both we and Baytex are organized under the laws of Alberta, Canada and our respective principal places of business are in Canada. All of the directors and substantially all of the officers of Baytex and the experts named in this Prospectus are residents of Canada, and a substantial portion of our assets are located in Canada. As a result, it may be difficult for investors in the United States to effect service of process within the United States upon those directors, officers and experts who are not residents of the United States or to enforce against them judgments of United States courts based upon civil liability under the United States federal securities laws or the securities laws of any state within the United States. We have been advised by our Canadian counsel, Burnet, Duckworth & Palmer LLP, that a judgment of a United States court predicated solely upon civil liability under United States federal securities laws would probably be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. We have also been advised by Burnet, Duckworth & Palmer LLP, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference into this Prospectus from documents filed with securities commissions or similar authorities in Canada and with the SEC in the United States. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Baytex at Suite 2200, Bow Valley Square II, 2200, 205 – 5th Avenue S.W.,

Calgary, Alberta, T2P 2V7, Telephone: (403) 269-4282. In addition, copies of the documents incorporated herein by reference may be obtained from the securities commissions or similar authorities in Canada through the SEDAR website at www.sedar.com.

The following documents filed with the various securities commissions or similar authorities in the provinces of Canada are specifically incorporated by reference into and form an integral part of this Prospectus:

(a)	our AIF dated March 26, 2009;
(b)

our audited comparative consolidated financial statements as at and for the year ended December 31, 2008, together with the notes thereto (including note 19 titled "Reconciliation of Canadian and United States Generally Accepted Accounting Principles"), the auditors' report thereon and the auditors' report on our internal control over financial reporting (collectively, the "2008 Annual Financial Statements"), which was filed on SEDAR under the category "Other" on July 17, 2009;

(c)	our management's discussion and analysis of financial condition and results of operations for the year ended December 31, 2008;
(d)	our unaudited interim comparative consolidated financial statements as at and for the three month period ended March 31, 2009, together with the notes thereto;
(e)	our management's discussion and analysis of financial condition and results of operations for the three month period ended March 31, 2009;
(f)	our material change report dated March 26, 2009 in respect of a public offering of Trust Units;
(g)	our Information Circular – Proxy Statement dated April 16, 2009 relating to the annual and special meeting of Unitholders held on May 20, 2009 (the "Information Circular"); and
(h)

the supplemental disclosure to our 2008 Annual Financial Statements titled "Supplemental U.S. GAAP Disclosures", together with the auditors' report thereon (the "Supplemental U.S. GAAP Disclosures"), which was filed on SEDAR under the category "Other" on July 17, 2009; and

(i)

the supplemental disclosure of our oil and gas producing activities prepared in accordance with United States Statement of Financial Accounting Standards No. 69 "Disclosure about Oil and Gas Producing Activities" (the "Supplemental Oil and Gas Disclosures"), which was filed on SEDAR under the category "Other" on July 17, 2009.

Concurrently with the filing of this Prospectus, we have applied for an exemption from the requirement to incorporate our Information Circular – Proxy Statement dated April 3, 2008 relating to the annual and special meeting of Unitholders held on May 20, 2008 on the basis that its contents have been modified or superseded by subsequently filed documents which are incorporated by reference herein, including the AIF and the Information Circular.

Any annual information form, audited consolidated financial statements (together with the auditor's report thereon) and related management's discussion and analysis, information circular, material change reports, business acquisition reports and interim unaudited consolidated financial statements and related management's discussion and analysis subsequently filed by us with the securities commissions or similar regulatory authorities in the relevant provinces and territories of Canada after the date of this Prospectus and prior to the termination of the offering of any Securities under any Prospectus Supplement shall be deemed to be incorporated by reference into this Prospectus. In addition, to the extent that any document or information incorporated by reference into this Prospectus is included in any report on Form 6-K, Form 40-F, Form 20-F, Form 10-K, Form 10-Q or Form 8-K (or any respective successor form) that is filed with or furnished to the SEC after the date of this Prospectus, that document or information shall be deemed to be incorporated by reference as an exhibit to the registration statement of which this Prospectus forms a part. In addition, if we specifically state it in the applicable document, we may incorporate by reference into the registration statement of which this Prospectus forms a part information from documents that we file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act.

Any statement contained in this Prospectus or in a document (or part of a document) incorporated or deemed to be incorporated by reference into this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference into this Prospectus modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement is not to be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to be incorporated by reference into this Prospectus or to constitute a part of this Prospectus.

Upon a new annual information form and corresponding annual financial statements and related management's discussion and analysis being filed by us with, and where required, accepted by, the applicable securities regulatory authorities during the currency of this Prospectus, the previous annual information form and all annual financial statements, interim financial statements and the related management's discussion and analysis, material change reports, business acquisition reports and information circulars filed prior to the commencement of our financial year in respect of which the new annual information form is filed shall be deemed no longer to be incorporated by reference into this Prospectus for purposes of future offers and sales of Securities hereunder. Upon interim consolidated financial statements and the related management's discussion and analysis being filed by us with the applicable securities regulatory authorities during the currency of this Prospectus, all interim consolidated financial statements and the related management's discussion and analysis filed prior to the new interim consolidated financial statements shall be deemed no longer to be incorporated in this Prospectus for purposes of future offers and sales of Securities under this Prospectus. Upon a new management information circular and proxy statement relating to an annual meeting of Unitholders being filed by us with the applicable securities regulatory authorities during the currency of this Prospectus, the management information circular and proxy statement for the preceding annual meeting of Unitholders shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus.

One or more Prospectus Supplements containing the specific variable terms for an issue of Securities and other information in relation to those Securities will be delivered or made available to purchasers of such Securities together with this Prospectus to the extent required by applicable securities laws and will be deemed to be incorporated by reference into this Prospectus as of the date of the Prospectus Supplement solely for the purposes of the offering of the Securities covered by any such Prospectus Supplement.

You should rely only on the information contained in or incorporated by reference into this Prospectus or any Prospectus Supplement and on the other information included in the registration statement of which this Prospectus forms a part. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these Securities in any jurisdiction where the offer is not permitted by law. An investor should not assume that the information contained in or incorporated by reference into this Prospectus or any Prospectus Supplement is accurate as of any date other than the date of the applicable document.

SUMMARY DESCRIPTION OF BUSINESS

Baytex Energy Trust

We are an open-ended investment trust created on July 24, 2003 under the laws of the Province of Alberta pursuant to the Trust Indenture. Our beneficiaries are the holders of our outstanding Trust Units. Our head office and Baytex's head office are located at Suite 2200, Bow Valley Square II, 205 – 5th Avenue S.W., Calgary, Alberta, T2P 2V7. Baytex's registered office is located at 1400, 350 – 7th Avenue S.W., Calgary, Alberta, T2P 3N9.

Business of the Trust

Our principal undertaking is to issue Trust Units and other securities and to acquire and hold securities of subsidiaries, trusts and partnerships, net profits interests, royalties, notes and other interests. Our Operating Entities carry on the business of acquiring, developing, exploiting and holding interests in petroleum and natural gas properties and assets related thereto in Canada (primarily in the provinces of British Columbia, Alberta and Saskatchewan) and in the United States (primarily in the States of North Dakota and Wyoming). Cash flow from the business carried on by our Operating Entities is flowed to us by way of interest and principal repayments on the Notes and income earned under the NPI Agreement.

For further details on the general development of our business and that of Baytex, see "General Development of Our Business" and "Description of Our Business and Operations" in the AIF.

Organizational Structure

The following diagram describes the inter-corporate relationships among us and our material subsidiaries as well as the flow of cash from the oil and gas properties held by such subsidiaries to us and from us to our Unitholders.

Notes:

(1)	Unitholders own 100 percent of our Trust Units.
(2)

Cash distributions are made on a monthly basis to Unitholders based upon our cash flow. Our primary sources of cash flow are NPI payments from Baytex and interest on the principal amount of the Notes and other intercorporate notes. In addition to such amounts, prepayments in respect of principal on the Notes and other intercorporate notes may be made from time to time to us before the maturity of such notes.

Potential Acquisitions

We continue to evaluate potential acquisitions of all types of petroleum and natural gas and other energy-related assets as part of our on-going acquisition program. We are normally in the process of evaluating several potential acquisitions at any one time which individually or together could be material. As of the date hereof, other than as otherwise disclosed herein, we have not reached agreement on the price or terms of any potential material acquisitions. We cannot predict whether any current or future opportunities will result in one or more acquisitions for us.

CONSOLIDATED CAPITALIZATION

Other than (i) the issuance on April 14, 2009 of 7,935,000 Trust Units at a price $14.50 per unit for net proceeds of approximately $108,954,625 (after deducting the underwriters' fees and estimated expenses of the offering), which were used to reduce Baytex's indebtedness under the Credit Facilities and (ii) the increase in the amount of the Credit Facilities to $515 million (from $485 million) effective May 7, 2009 and the extension of the maturity date thereof to June 30, 2010 (from July 1, 2009), there have been no material changes in the capital of the Trust, on a consolidated basis, since March 31, 2009.

As at June 30, 2009, the Trust had 106,988,208 Trust Units and rights to acquire 8,231,010 Trust Units (issued pursuant to the Incentive Plan) outstanding. In addition, the Trust had $10.2 million of Convertible Debentures outstanding, which are convertible at the option of the holder at any time into fully paid Trust Units at a conversion price of $14.75 per unit.

RECORD OF CASH DISTRIBUTIONS

The Trust makes cash distributions on the 15th day of each month (or the first business day thereafter) to holders of Trust Units of record on the immediately preceding distribution record date.

The Board of Directors of Baytex, on behalf of the Trust, reviews the Trust's distribution policy from time to time. The actual amount distributed is dependent on the commodity price environment, can fluctuate depending on the level of cash flow from operations and is at the discretion of the Board of Directors. The Trust's current distribution practice targets the use of between 50 to 60 percent of available cash flow from operations for capital expenditures.

Since the Trust commenced operations on September 2, 2003, the following per Trust Unit cash distributions have been declared by the Trust to its Unitholders for the months indicated, each amount being paid in the following month.

	Distributions per Trust Unit ($)
Month (1)	2009	2008	2007	2006	2005	2004	2003

January	0.18	0.18	0.18	0.18	0.15	0.15	-
February	0.12	0.18	0.18	0.18	0.15	0.15	-
March	0.12	0.20	0.18	0.18	0.15	0.15	-
April	0.12	0.20	0.18	0.18	0.15	0.15	-
May	0.12	0.20	0.18	0.18	0.15	0.15	-
June	0.12	0.25	0.18	0.18	0.15	0.15	-
July	0.12	0.25	0.18	0.18	0.15	0.15	-
August	-	0.25	0.18	0.18	0.15	0.15	-
September	-	0.25	0.18	0.18	0.15	0.15	0.15
October	-	0.25	0.18	0.18	0.15	0.15	0.15
November	-	0.25	0.18	0.18	0.15	0.15	0.15
December	-	0.18	0.18	0.18	0.15	0.15	0.15
Total	$0.90	$2.64	$2.16	$2.16	$1.80	$1.80	$0.60

Note:

(1)

Cash distributions are made on the 15th day (or if such date is not a business day, on the next business day) following the end of each calendar month to Unitholders of record on or about the last business day of each such calendar month.

Pursuant to the Credit Facilities, the Trust is restricted from making distributions to Unitholders where the distribution would or would reasonably be expected to have a material adverse effect on the Trust or the Trust's subsidiaries' ability to fulfill its obligations under the Credit Facilities or under any hedge agreements with lenders (or their affiliates) under the Credit Facilities or upon a material borrowing base shortfall or upon a borrowing base shortfall which has not yet been remedied (except where the distribution has previously been publicly announced) or upon the occurrence of a default or event of default which is continuing.

The 2010 Notes also restrict Baytex from making any restricted payments, including distributions to the Trust, if a default or event of default under the note indenture governing the 2010 Notes has occurred and is continuing. Restricted payments include the declaration or payment of any dividend or distribution to the Trust, the payment of interest or principal on subordinated debt owed to the Trust and payments under the NPI. If no such default or event of default has occurred and is continuing, Baytex may make a distribution to the Trust provided at the time either (A) (i) its ratio of consolidated debt to consolidated cash flow from operations does not exceed 3 to 1, (ii) its fixed charge coverage ratio for the preceding four fiscal quarters is greater than 2.5 to 1 and (iii) the aggregate of all restricted payments declared or made after July 9, 2003 does not exceed the sum of 80 percent of the consolidated cash flow from operations accrued on a cumulative basis since July 9, 2003 plus the net cash proceeds received by Baytex from the issuance of deeply subordinated intercompany debt or the receipt of capital contributions from the Trust plus net proceeds received by Baytex from the issuance or sale of debt securities or certain other securities that have been converted into equity or (B) the aggregate amount of all restricted payments declared or made after July 9, 2003 does not exceed the sum of permitted restricted payments not previously made plus US$30 million. Baytex is in compliance with these covenants.

Pursuant to the provisions of the Trust Indenture, all income earned by the Trust in a fiscal year, not previously distributed in that fiscal year, must be distributed to Unitholders of record on December 31. This excess income, if any, will be allocated to Unitholders of record at December 31 but the right to receive this income, if the amount is not determined and declared payable at December 31, will trade with the Trust Units until determined and declared payable in accordance with the rules of the TSX. To the extent that a Unitholder trades Trust Units in this period they will be allocated such income but will dispose of their right to receive such distribution.

Cash distributions are not guaranteed. The Trust's historical cash distributions may not be reflective of future cash distributions, which will be subject to review by the Board of Directors of Baytex taking into account its prevailing financial circumstances at the relevant time. Although the Trust intends to make distributions of its available cash to Unitholders, these cash distributions may be reduced or suspended. The actual amount distributed will depend on numerous factors, including profitability, debt covenants and obligations, fluctuations in working capital, the timing and amount of capital expenditures, applicable law and other factors beyond the control of the Trust. See "Risk Factors".

USE OF PROCEEDS

The net proceeds to be derived from the sale of Securities will be the issue price less any commission paid in connection therewith and the expenses relating to the particular offering of Securities. Unless otherwise indicated in a Prospectus Supplement relating to a particular offering of Securities, we intend to use the net proceeds from the sale of Securities for general trust purposes, repayment of indebtedness and/or the direct or indirect financing of future growth opportunities, including acquisitions and capital expenditures. The amount of net proceeds to be used for any such purposes will be described in a Prospectus Supplement. We may invest funds that we do not immediately use in short-term marketable investment grade securities. We may, from time to time, issue securities (including debt securities) other than pursuant to this Prospectus.

DESCRIPTION OF TRUST UNITS

The following is a summary of the material attributes and characteristics of the Trust Units. This summary is not complete and is subject to, and qualified in its entirety by, reference to the terms of the Trust Indenture.

An unlimited number of Trust Units may be created and issued pursuant to the Trust Indenture. Each Trust Unit entitles the holder thereof to one vote at any meeting of the holders of Trust Units and represents an equal fractional undivided beneficial interest in any distribution from us (whether of net income, net realized capital gains or other amounts) and in any of our net assets in the event of our termination or winding-up. All Trust Units outstanding from time to time are entitled to an equal share of any distributions by us and, in the event of our termination or winding-up, in any of our net assets. All Trust Units rank among themselves equally and rateably without discrimination, preference or priority. Each Trust Unit is transferable, is not subject to any conversion or pre-emptive rights and entitles the holder thereof to require us to redeem any or all of the Trust Units held by such holder.

Issuance of Trust Units

The Trust Indenture provides that Trust Units, including rights, warrants, special warrants, subscription receipts or other securities to purchase, to convert into or to exchange into Trust Units, may be created, issued, sold and delivered on such terms and conditions and at such times as the Board of Directors may determine.

Cash Distributions

Cash distributions are made on the 15th day (or if such date is not a business day, on the next business day) following the end of each calendar month to Unitholders of record on or about the last business day of each such calendar month. Future distributions are subject to the discretion of the Board of Directors and may vary depending on, among other things, the current and anticipated commodity price environment. Cash distributions to Unitholders are not assured or guaranteed. See "Record of Distributions" and "Risk Factors".

Stability Rating

In June 2008, Dominion Bond Rating Service Limited ("DBRS") assigned to us a stability rating of STA-5 (low), an upgrade from the previous rating of STA-6 (high). The stability rating is based on a rating scale developed by DBRS that provides an indication of both the stability and sustainability of an income fund's distributions per unit. Stability rating categories range from STA-1 to STA-7, with STA-1 being the highest and STA-7 being the lowest possible rating. DBRS further separates the ratings into high, middle and low to indicate relative standing within a rating category. Ratings take into consideration the seven main factors of: (1) operating and industry characteristics; (2) asset quality; (3) financial flexibility; (4) diversification; (5) size and market position; (6) sponsorship/governance; and (7) growth. In addition, consideration is given to specific structural or contractual elements that may eliminate or mitigate risks or other potentially negative factors. Income funds rated at STA-5 have weak distributions per unit stability and sustainability. These funds are subject to many of the same cyclical, seasonal, and economic factors as in the STA-4 rating category, but the lack of diversification is generally more pronounced, and will tend to be below average in several areas considered when determining a stability rating.

The stability rating accorded to us by DBRS is not a recommendation to purchase, hold or sell any of our securities inasmuch as such rating does not comment as to market price or suitability for a particular investor. There is no assurance that any rating will remain in effect for any given period of time or that any rating will not be revised or withdrawn entirely by a rating agency in the future if in its judgment circumstances so warrant. The stability rating may be subject to revision or withdrawal by DBRS at any time.

Additional Information

For additional information respecting the Trust Units, including information respecting possible restrictions on non-resident Unitholders, the redemption right attached to the Trust Units, meetings of Unitholders, and the termination of the Trust, you should refer to "Additional Information Respecting Baytex Energy Trust – Trust Indenture" at pages 55 through 62, inclusive, of the AIF, which is incorporated by reference into this Prospectus.

DESCRIPTION OF SUBSCRIPTION RECEIPTS AND OTHER CONVERTIBLE SECURITIES

Subscription Receipts and Other Convertible Securities may be offered separately or together with other securities of ours. The applicable Prospectus Supplement will include details of the agreement or other instrument pursuant to which such Subscription Receipts or Other Convertible Securities will be created and issued.

The Subscription Receipts will be issued under a subscription receipt agreement. A Subscription Receipt is a security of ours that will entitle the holder to receive another security of ours upon the completion of a transaction, typically an acquisition by us of the assets or securities of another entity. After the offering of Subscription Receipts, the proceeds from the sale of the Subscription Receipts are held in escrow by the designated escrow agent, pending the completion of the transaction. Holders of Subscription Receipts are not Unitholders. Holders of Subscription Receipts are only entitled to receive (i) another security of ours upon the surrender of their Subscription Receipts to the escrow agent or (ii) a return of the subscription price for the Subscription Receipts together with any payments in lieu of interest or other income earned on the subscription proceeds.

The particular terms and provisions of Subscriptions Receipts or Other Convertible Securities offered by any Prospectus Supplement, and the extent to which the general terms and provisions described below may apply to them, will be described in the Prospectus Supplement filed in respect of such Subscription Receipts or Other Convertible Securities. This description will include, where applicable: (i) the number of Subscription Receipts or Other Convertible Securities; (ii) the price at which the Subscription Receipts or Other Convertible Securities will be offered; (iii) the terms, conditions and procedures for the conversion or exercise of the Subscription Receipts or Other Convertible Securities into another security of ours or pursuant to which the holders of Subscription Receipts will become entitled to receive another security of ours; (iv) the amount and type of securities that may be obtained upon the conversion or exercise of each Subscription Receipt or Other Convertible Security, as applicable, and the period or periods during which any conversion or exercise must occur; (v) the designation and terms of any other securities with which the Subscription Receipts or Other Convertible Securities will be offered, if any, and the number of Subscription Receipts or Other Convertible Securities that will be offered with each security; (vi) the gross proceeds from the sale of the Subscription Receipts or Other Convertible Securities, including (if applicable) the terms applicable to such proceeds plus any interest earned thereon; (vii) the material income tax consequences of owning, holding and disposing of the Subscription Receipts or Other Convertible Securities; and (viii) any other material terms and conditions of the Subscription Receipts or Other Convertible Securities.

DESCRIPTION OF DEBT SECURITIES

The following sets forth certain general terms and provisions of the Debt Securities. The particular terms and provisions of any Debt Securities offered, and the extent to which the general terms and provisions described below may apply to such Debt Securities, will be described in a Prospectus Supplement. The Debt Securities will not be offered or sold in the United States.

The Debt Securities will be direct unsecured obligations of the Trust. The Debt Securities will be senior or subordinated indebtedness of the Trust as described in the relevant Prospectus Supplement. In the event of the insolvency or winding-up of the Trust, the subordinated indebtedness of the Trust, including the subordinated Debt Securities, will be subordinate in right of payment to the prior payment in full of all other liabilities of the Trust (including senior indebtedness), except those which by their terms rank equally in right of payment with or are subordinate to such subordinated indebtedness.

The Debt Securities will be issued under one or more indentures (each, a "Debt Indenture"), in each case between the Trust and a financial institution to which the Trust and Loan Companies Act (Canada) applies or a financial institution organized under the laws of any province of Canada and authorized to carry on business as a trustee. The statements made hereunder relating to any Debt Indenture and the Debt Securities to be issued thereunder are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Debt Indenture.

Each Debt Indenture may provide that Debt Securities may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Trust. Reference is made to the relevant Prospectus Supplement for the terms and other information with respect to the Debt Securities being offered thereby, including:

(a)	the designation, aggregate principal amount and authorized denominations of such Debt Securities;
(b)

the currency or currency units for which the Debt Securities may be purchased and the currency or currency unit in which the principal and any interest is payable (in either case, if other than Canadian dollars);

(c)	the percentage of the principal amount at which such Debt Securities will be issued;
(d)	the date or dates on which such Debt Securities will mature;
(e)	the rate or rates per annum at which such Debt Securities will bear interest (if any), or the method of determination of such rates (if any);
(f)	the dates on which any such interest will be payable and the record dates for such payments;
(g)	the name of the trustee under the Debt Indenture pursuant to which the Debt Securities are to be issued;

(h)	any redemption term or terms under which such Debt Securities may be defeased;
(i)	whether such Debt Securities are to be issued in registered form, bearer form or in the form of temporary or permanent global securities and the basis of exchange, transfer and ownership thereof;
(j)	any exchange or conversion terms; and
(k)	any other specific terms.

The Debt Securities may, at the option of the Trust, be issued in fully registered form, in "book-entry only" form or may be uncertificated. Debt Securities in registered form will be exchangeable for other Debt Securities of the same series and tenor, registered in the same name, for a like aggregate principal amount in authorized denominations and will be transferable at any time or from time to time at the corporate trust office of the trustee for such Debt Securities.

Debt Securities of a single series may be issued at various times with different maturity dates, may bear interest at different rates and may otherwise vary.

EARNINGS COVERAGE

The following earnings coverage ratios have been calculated on a consolidated basis and are derived from audited financial information, in the case of the year ended December 31, 2008, and unaudited financial information in the case of the twelve-month period ended March 31, 2009. The earnings coverage on short-term and long-term debt for the year ended December 31, 2008 was 9.8 times and for the twelve-month period ended March 31, 2009 was 7.9 times. Such ratios do not give effect to the issuance of any Debt Securities pursuant to this Prospectus. If Debt Securities having a term to maturity in excess of one year are offered under a Prospectus Supplement, it will include earnings coverage ratios giving effect to the issuance of such securities.

PLAN OF DISTRIBUTION

We may sell the Securities (i) to underwriters or dealers purchasing as principal, (ii) directly to one or more purchasers pursuant to applicable statutory exemptions, or (iii) through agents in Canada, the United States and elsewhere where permitted by law, for cash or other consideration. The Securities may be sold at fixed prices or non-fixed prices, such as prices determined by reference to the prevailing price of the Securities in a specified market, at market prices prevailing at the time of sale or at prices to be negotiated with purchasers, which prices may vary as between purchasers and during the period of distribution of the Securities. The Prospectus Supplement for any of the Securities being offered will set forth the terms of the offering of those Securities, including the name or names of any underwriters, dealers or agents, the purchase price of the Securities, the proceeds to us from that sale if determinable, any underwriting fees or discounts and other items constituting underwriters' compensation, any public offering price, and any discounts or concessions allowed or re-allowed or paid to dealers or agents. Only underwriters named in the relevant Prospectus Supplement are deemed to be underwriters in connection with the Securities offered by that Prospectus Supplement.

The Debt Securities will not be offered or sold in the United States.

If underwriters purchase Securities as principal, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase those Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Securities offered by the Prospectus Supplement if any of such Securities are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

The Securities may also be sold directly by us at prices and upon terms agreed to by the purchaser and us or through agents designated by us from time to time. Any agent involved in the offering and sale of the Securities pursuant to this Prospectus will be named, and any commissions payable by us to that agent will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any agent would be acting on a best efforts basis for the period of its appointment.

We may agree to pay the underwriters a commission for various services relating to the issue and sale of any Securities offered by this Prospectus. Any such commission will be paid out of our general funds. Underwriters, dealers and agents who participate in the distribution of the Securities may be entitled under agreements to be entered into with us to indemnification by us against certain liabilities, including liabilities under securities legislation, or to contribution with respect to payments that those underwriters, dealers or agents may be required to make in respect thereof.

Any offering of Subscription Receipts, Other Convertible Securities or Debt Securities will be a new issue of securities with no established trading market. Unless otherwise specified in the applicable Prospectus Supplement, the Subscription Receipts, Other Convertible Securities or Debt Securities will not be listed on any securities exchange. Certain dealers may make a market in the Subscription Receipts, Other Convertible Securities or Debt Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any dealer will make a market in the Subscription Receipts, Other Convertible Securities or Debt Securities or as to the liquidity of the trading market, if any, for the Subscription Receipts, Other Convertible Securities or Debt Securities.

Except as set out in a Prospectus Supplement relating to a particular offering of Securities in connection with any offering of Securities, the underwriters or dealers, as the case may be, may over-allot or effect transactions intended to fix or stabilize the market price of the Trust Units at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

MARKET FOR SECURITIES

The Trust Units are listed and posted for trading on the TSX and the NYSE under the trading symbols "BTE.UN" and "BTE", respectively. The Convertible Debentures are listed and posted for trading on the TSX under the trading symbol "BTE.DB".

Trust Units

The following table sets forth the high and low trading prices and the aggregate volume of trading of the Trust Units, as reported by the TSX and the NYSE for the periods indicated. The Trust Units commenced trading on the TSX on September 8, 2003 and on the NYSE on March 27, 2006.

	Toronto Stock Exchange			New York Stock Exchange
	Price Range			Price Range
	High ($)	Low ($)	Volume Traded	High ($US)	Low ($US)	Volume Traded

2008
January	20.08	16.30	8,450,915	20.30	15.88	1,550,400
February	21.51	17.54	7,664,775	22.00	17.37	1,507,100
March	23.40	20.22	9,631,945	23.34	20.33	1,693,100
April	26.50	22.60	10,428,318	26.35	21.90	1,459,700
May	30.63	24.38	11,361,346	31.08	23.90	1,806,900
June	35.37	28.31	12,992,517	34.98	28.09	1,723,200
July	35.01	27.77	11,828,510	35.20	27.57	4,026,107
August	32.50	28.26	7,657,965	31.33	26.55	2,184,663
September	31.40	23.15	12,133,861	29.22	22.35	4,028,994
October	27.05	15.01	13,840,975	25.49	12.65	6,992,149
November	22.00	15.05	7,500,940	19.14	11.72	3,493,110
December	18.45	12.81	9,925,351	14.44	10.16	4,012,617

2009
January	17.49	14.20	10,049,252	14.85	11.55	3,687,803
February	14.46	9.77	13,997,248	11.95	7.84	4,270,423
March	16.27	10.65	14,942,679	13.15	8.27	4,586,295
April	17.41	14.89	8,103,085	14.50	11.76	3,474,830
May	19.59	16.56	8,028,364	17.93	13.93	3,013,074
June	20.18	17.05	9,321,111	18.42	14.77	2,937,685
July (1-15)	20.50	17.80	4,246,610	18.39	15.20	1,137,686

Convertible Debentures

The following table sets forth the high and low trading prices and the aggregate volume of trading of the Convertible Debentures as reported by the TSX for the periods indicated. The Convertible Debentures commenced trading on the TSX on June 6, 2005.

	Price Range
	High ($)	Low ($)	Volume Traded

2008
January	135.00	121.50	336.0
February	144.22	123.00	210.0
March	158.26	142.19	854.0
April	175.00	152.39	754.0
May	200.00	165.99	917.0
June	235.24	190.02	1,158.0
July	230.71	193.89	374.0
August	210.00	200.00	199.0
September	210.00	167.41	101.0
October	155.27	112.75	388.0
November	129.00	105.03	12.0
December	112.34	94.60	40.0

2009
January	104.32	100.00	12.0
February	100.00	93.03	155.0
March	107.77	101.77	46.0
April	114.51	105.96	156.0
May	126.16	118.51	68.0
June	131.21	120.48	75.0
July (1-15)	130.30	128.69	16.0

LEGAL MATTERS

Unless otherwise specified in the Prospectus Supplement relating to an offering of Securities, certain Canadian legal matters relating to the offering of such Securities will be passed upon for us by Burnet, Duckworth & Palmer LLP, Calgary, Alberta and certain United States legal matters, to the extent they are addressed in any Prospectus Supplement, will be passed upon by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York. In addition, certain legal matters in connection with any offering of Securities will be passed upon for any underwriters, dealers or agents by counsel to be designated at the time of the offering by such underwriters, dealers or agents with respect to matters of Canadian and United States law. The partners and employees of Burnet, Duckworth & Palmer LLP as a group beneficially own, directly or indirectly, less than 1% of our securities of any class.

INTEREST OF EXPERTS

The financial statements incorporated into this Prospectus have been audited by Deloitte & Touche LLP, independent registered chartered accountants, as stated in their reports incorporated by reference into this Prospectus. Such financial statements are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in auditing and accounting. Deloitte & Touche LLP  is independent within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of Alberta.

Certain information relating to our reserves incorporated by reference into this Prospectus has been calculated by us and audited and opined upon by Sproule, independent petroleum engineering consultants retained by us, and has been so included in reliance on the opinion and analysis of Sproule, given upon the authority of said firm as experts in reserve engineering. The partners and employees of Sproule as a group beneficially own, directly or indirectly, less than 1% of our securities of any class.

In addition, none of the aforementioned persons or companies, nor any director, officer or employee of any of the aforementioned persons or companies, is or is expected to be elected, appointed or employed as a director, officer or employee of Baytex or of any of our associate or affiliate entities, except for John A. Brussa, a director of Baytex, who is a partner of Burnet, Duckworth & Palmer LLP.

CERTAIN INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement will describe certain Canadian federal income tax consequences to an investor who is a resident of Canada or who is a non-resident of Canada of acquiring, owning or disposing of any Securities offered thereunder, including to the extent applicable, whether the distributions relating to the Securities will be subject to Canadian non-resident withholding tax.

To the extent the Securities are being offered for sale in the United States, the applicable Prospectus Supplement will also describe certain United States federal income tax consequences of the ownership and disposition of any Securities offered thereunder by an initial investor who is a United States person (within the meaning of the United States Internal Revenue Code).

RISK FACTORS

An investment in the Securities is subject to various risks including those risks inherent to the industries in which we operate. If any of these risks occur, our production, revenues and financial condition could be materially harmed, with a resulting decrease in distributions on, and the market price of, the Trust Units. As a result, the trading price of the Securities could decline, and you could lose all or part of your investment. Cash distributions to Unitholders are not assured or guaranteed.

Before deciding whether to invest in any Securities, investors should consider carefully the risks set out below and in any documents incorporated by reference in this Prospectus (including subsequently filed documents incorporated herein by reference) and those described in a Prospectus Supplement relating to a specific offering of Securities.

Risks Relating to our Revenues

Our business depends on volatile oil and gas prices

The operational results and financial condition of our operating entities and therefore the amounts paid to us will be dependent on the prices received for oil and natural gas production. The prices for oil and natural gas may be volatile and subject to fluctuation. Prices for oil and natural gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and a variety of additional factors beyond our control. These factors include economic conditions in the United States and Canada, the actions of OPEC, governmental regulation, and political stability in the Middle East and elsewhere, the foreign supply of oil and natural gas, risks of supply disruption, the price of foreign imports and the availability of alternative fuel sources. Any substantial and extended decline in the price of oil and natural gas would have an adverse effect on our carrying value of our proved and probable reserves, borrowing capacity, revenues, profitability and cash flow from operations. Any movement in oil and natural gas prices could have an effect on our financial condition and therefore on the amounts to be distributed to our Unitholders.

We may manage the risk associated with changes in commodity prices by entering into oil or natural gas price hedges. If we hedge our commodity price exposure, we will forego the benefits we would otherwise experience if commodity prices were to increase. In addition, commodity hedging activities could expose us to losses. As at December 31, 2008, our balance sheet reflected $83.4 million of unrealized gains resulting from hedges to protect our commodity risk exposure. To the extent that we engage in risk management activities related to commodity prices, we will be subject to credit risks associated with counterparties with which we contract.

Petroleum prices are expected to remain volatile for the near future as a result of market uncertainties over the supply and the demand of these commodities due to the current state of the world economies, OPEC actions and the ongoing credit and liquidity concerns. Volatile oil and natural gas prices make it difficult to estimate the value of producing properties for acquisition and often cause disruption in the market for oil and natural gas producing properties, as buyers and sellers have difficulty agreeing on such value. Price volatility also makes it difficult to budget for and project the return on acquisitions and development and exploitation projects. See "– Risks Relating to our Operations – Project delays may delay expected revenues from operations" and "– Risks Associated with Acquisitions and Dispositions – We may not realize anticipated benefits of acquisitions and dispositions or manage our growth".

Variations in interest rates and foreign exchange rates could affect our ability to service our debt

World oil prices are quoted in Unites States dollars and the price received by Canadian producers is therefore affected by the Canadian/U.S. dollar exchange rate that may fluctuate over time. A material increase in the value of the Canadian dollar may negatively impact our net production revenue.

In recent years, the Canadian dollar has increased materially in value against the United States dollar although the Canadian dollar has recently decreased from such levels. Material increases in the value of the Canadian dollar negatively impact our production revenues which may affect future distributions. Future Canadian/United States exchange rates could accordingly impact the future value of our reserves as determined by our independent evaluator.

From time to time we may enter into agreements to fix the exchange rate of Canadian to United States dollars in order to offset the risk of revenue losses if the Canadian dollar increases in value compared to the United States dollar; however, if the Canadian dollar declines in value compared to the United States dollar, we will not benefit from the fluctuating exchange rate. As at December 31, 2008, our balance sheet reflected $2.3 million of unrealized gains resulting from hedges to protect our currency risk exposure. To the extent that we engage in risk management activities related to foreign exchange rates, we will be subject to credit risk associated with counterparties with which we contract.

An increase in interest rates could result in a significant increase in the amount we pay to service debt, resulting in a decrease in distributions to Unitholders, as well as impact the market price of the Trust Units.

The global financial crisis could adversely affect us

Recent market events and conditions, including disruptions in the international credit markets and other financial systems and the deterioration of global economic conditions, have caused significant volatility to commodity prices. These conditions worsened in 2008 and are continuing in 2009, causing a loss of confidence in the broader U.S. and global credit and financial markets and resulting in the collapse of, and government intervention in, major banks, financial institutions and insurers and creating a climate of greater volatility, less liquidity, widening of credit spreads, a lack of price transparency, increased credit losses and tighter credit conditions. Notwithstanding various actions by governments, concerns about the general condition of the capital markets, financial instruments, banks, investment banks, insurers and other financial institutions caused the broader credit markets to further deteriorate and stock markets to decline substantially. These factors have negatively affected company and trust valuations and will impact the performance of the global economy going forward.

Petroleum prices are expected to remain volatile for the near future as a result of market uncertainties over the supply and demand of these commodities due to the current state of the world economies, OPEC actions and the ongoing global credit and liquidity concerns.

We may be subject to refinancing risk and increased debt service charges

We currently have the Credit Facilities. At December 31, 2008, we had approximately $183 million of unused credit available under our Credit Facilities. In normal circumstances, borrowers such as us rely on the fact that the banks will honour their contractual commitments to fund draws as required. In today's economic environment there is a risk that one or more of the banks included in our syndicate may not honour draws requested by us and thereby effect our ability to maintain our capital expenditure programs. Our lenders review the Credit Facilities each year and determine if they will extend for another year. The most recent review occurred in May 2009 and resulted in the amount of the Credit Facilities being increased to $515 million (from $485 million) and the maturity date being extended to June 30, 2010 (from July 1, 2009). Although we have no reason to believe that we will be unable to extend the Credit Facilities, in the event that they are not extended before June 30, 2010, indebtedness under the Credit Facilities will be repayable at that date. There is also a risk that the Credit Facilities will not be renewed for the same amount or on the same terms. Variations in interest rates and, if applicable, scheduled principal repayments could result in significant changes in the amount required to be applied to debt service before payment of the NPI and interest on the Notes and in net income. Furthermore, any of these events could affect our ability to fund ongoing operations.

As at December 31, 2008, our outstanding indebtedness included US$179.7 million of 2010 Notes, US$247,000 of 2011 Notes and $10.4 million of Convertible Debentures which are convertible at the option of the holder at any time into fully paid Trust Units at a conversion price of $14.75 per unit and mature on December 31, 2010. We intend to partially fund these debt maturities with our existing

Credit Facilities; however, we are subject to limitations on the amounts we can draw on our Credit Facilities in order to repay the 2010 Notes, the 2011 Notes and the Convertible Debentures. Subject to certain rights we have under our Credit Facilities to the extent the amounts outstanding thereunder have been reduced by payments sourced from equity issues, asset sales or the unwinding of hedges, the maximum amount we may draw for any such repayments is 20% of the amount of our Credit Facilities and this amount is reduced to nil if the amount drawn on our Credit Facilities exceeds 75% of the amount thereof. In the event we are unable to refinance our debt obligations, it may impact our ability to fund our ongoing operations and distribute cash.

We are required to comply with covenants under the Credit Facilities and the indentures governing the 2010 Notes and the 2011 Notes. In the event that we do not comply with these covenants, our access to capital could be restricted or repayment could be required on an accelerated basis by our lenders and the holders of the 2010 Notes and the 2011 Notes, and the ability to make distributions to our Unitholders may be restricted. The lenders under the Credit Facilities have security over substantially all of our assets. If we become unable to pay our debt service charges or otherwise commit an event of default such as breach of our financial covenants, the lenders under the Credit Facilities may foreclose on or sell our working interests in our properties.

From time to time we may enter into transactions to acquire assets or the shares of other organizations. These transactions may be financed in whole or in part with debt, which may increase our debt levels above industry standards for oil and natural gas companies of similar size. Depending on future exploration and development plans, we may require additional equity and/or debt financing that may not be available or, if available, may not be available on favourable terms. The level of our indebtedness from time to time could impair our ability to obtain additional financing on a timely basis to take advantage of business opportunities that may arise.

Amounts paid in respect of interest and principal on debt may reduce distributions. Variations in interest rates and scheduled principal repayments could result in significant changes in the amount required to be applied to debt service before payment of distributions. Certain covenants in the agreements with our lenders may also limit distributions. Although we believe the Credit Facilities will be sufficient for our immediate requirements, there can be no assurance that the amount will be adequate for our future financial obligations including our capital expenditure program, or that we will be able to obtain additional funds.

The weakened global economic situation may affect our access to capital markets

Commercial credit market disruptions have resulted in a tightening of credit markets worldwide. Liquidity in the global credit market has been severely contracted by these market disruptions, making it costly to obtain new lines of credit or to refinance existing debt. The effects of these disruptions are widespread and difficult to quantify, and it is impossible to predict when the global credit market will improve or when the credit contraction will stop. As a result of the ongoing credit market turmoil, we may have restricted access to capital and increased borrowing costs. Although our business and asset base have not changed, the lending capacity of all financial institutions has diminished and risk premiums have increased. As future capital expenditures will be financed out of cash flow from operations, borrowings and possible future equity sales, our ability to do so is dependent on, among other factors, the overall state of capital markets and investor appetite for investments in the energy industry and our securities in particular.

To the extent that external sources of capital become limited or unavailable or available on onerous terms, our ability to make capital investments and maintain existing assets and reserves may be impaired, and our assets, liabilities, business, financial condition, results of operations and distributions may be materially and adversely affected as a result.

Alternatively, we may issue additional Trust Units from treasury at prices which may result in a decline in production per Trust Unit and reserves per Trust Unit or may wish to borrow to finance significant acquisitions or development projects to accomplish our long term objectives on less than optimal terms or in excess of our optional capital structure.

We believe that cash flow generated from operations, together with the existing Credit Facilities, will be sufficient to substantially finance current operations, distributions to Unitholders and planned capital expenditures for the ensuing year. The timing of most of the capital expenditures is discretionary and there are no material long-term capital expenditure commitments. The level of distribution is also discretionary, and we have the ability to modify distribution levels should cash flow from operations be negatively impacted by a reduction in commodity prices. However, if cash flow from operations is lower than expected or capital costs for these projects exceed current estimates, or if we incur major unanticipated expenses related to development or maintenance of our existing properties, we may be required to seek additional capital to maintain our capital expenditures at planned levels. Failure to obtain any financing necessary for our capital expenditure plans may result in a delay in development or production on our properties or a decrease in distributions.

The weakened global economy may expose us to increased third party credit risk

We are exposed to third party credit risk through our contractual arrangements with our current or future joint venture partners, marketers of our petroleum and natural gas production, hedge counterparties and other parties. We manage this credit risk by entering into sales contracts with only creditworthy entities and reviewing our exposure to individual entities on a regular basis. However, in the event such entities fail to meet their contractual obligations to us, such failures may have a material adverse effect on our business, financial condition, results of operations and prospects. In addition, poor credit conditions in the industry and of joint venture partners may impact a joint venture partner's willingness to participate in our ongoing capital program, potentially delaying the program and the results of such program until we find a suitable alternative partner.

We may be impacted by recent federal tax changes for income trusts and corporations

The SIFT Rules will apply a tax at the trust level on distributions of certain income from trusts, such as us, at rates of tax comparable to the combined federal and provincial corporate tax and will treat such distributions as dividends to the unitholders.  The SIFT Rules will result in adverse tax consequences to us and certain Unitholders (including most particularly Unitholders that are tax deferred or non-residents of Canada) and may impact the amount of cash flow from operations available for distributions to Unitholders.

Generally, the tax under the SIFT Rules will not apply until January 1, 2011.  However, the SIFT Rules provide that there are circumstances under which an existing trust may lose its transitional relief before 2011, including where the "normal growth" of a trust existing on October 31, 2006 is exceeded.

While the normal growth restrictions are such that it is unlikely they would affect our ability to raise the capital required to maintain and grow our existing operations in the ordinary course during the transition period, they could adversely affect the cost of raising capital and our ability to undertake more significant acquisitions.  The SIFT tax has reduced the value of the Trust Units, which has increased the cost to us of raising capital in the public capital markets.  In addition, management believes that the SIFT Rules:  (a) substantially eliminate the competitive advantage that we and other Canadian energy trusts enjoyed relative to our corporate peers in raising capital in a tax-efficient manner, and (b) places us and other Canadian energy trusts at a competitive disadvantage relative to industry competitors, including U.S. master limited partnerships which will continue to not be subject to entity level taxation. The new legislation also makes the Trust Units less attractive as an acquisition currency. As a result, it may become more difficult for us to compete effectively for acquisition opportunities. There can be no assurance that we will be able to reorganize our legal and tax structure to substantially mitigate the expected impact of the SIFT Rules.

No assurance can be provided that the SIFT tax will not apply to us prior to January 1, 2011, or that the legislation will not be further changed in a manner which affects us and our Unitholders. See "– Risks Associated with Government Regulation – Our revenues are affected by changes in regulations".

We may have delays in cash receipt

In addition to the usual delays in payment by purchasers of oil and natural gas to the operators of the properties, and by the operator to our operating entities, payments between any of such parties may also be delayed by restrictions imposed by lenders, delays in the sale or delivery of products, delays in the connection of wells to a gathering system, blowouts or other accidents, recovery by the operator of expenses incurred in the operation of properties or the establishment by the operator of reserves for such expenses.

We are affected by political events

The marketability and price of oil and natural gas that may be acquired or discovered by us are and will continue to be affected by political events throughout the world that cause disruptions in the supply of oil. Conflicts, or conversely peaceful developments, arising in the Middle East, and other areas of the world, have a significant impact on the price of oil and natural gas. Any particular event could result in a material decline in prices and therefore result in a reduction of our cash flow from operations.

In addition, our oil and natural gas properties, wells and facilities could be subject to a terrorist attack. If any of our properties, wells or facilities are the object of a terrorist attack, it could have a material adverse effect on our financial condition. We do not carry insurance to protect against potential losses from acts of terrorism.

Risks Relating to our Operations

Exploitation and development may not result in commercially productive reserves

Exploitation and development risks are due to the uncertain results of searching for and producing oil and natural gas using imperfect scientific methods. Our long-term commercial success depends on our ability to find, acquire, develop and commercially produce oil and natural gas reserves. There is no assurance that further commercial quantities of oil and natural gas will be discovered or acquired by us. New wells we drill or participate in may not become productive and we may not recover all or any portion of our investment in wells we drill or participate in. The cost of drilling, completing and operating a well is often uncertain, and cost factors can adversely affect the economics of a project.

Distributions may be affected by operating costs and production declines

Higher operating costs for our underlying properties will directly decrease the amount of cash flow received by us and, therefore, may reduce distributions to our Unitholders. Electricity, chemicals, supplies, reclamation and abandonment and labour costs are a few of our operating costs that are susceptible to material fluctuation.

The level of production from our existing properties may decline at rates greater than anticipated due to unforeseen circumstances, many of which are beyond our control. A significant decline in production could result in materially lower revenues and cash flow and, therefore, could reduce the amount available for distribution to our Unitholders.

Our business involves numerous operating hazards, and we are not fully insured against all of them

Our operations are subject to all of the risks normally incident to the operation and development of oil and natural gas properties and the drilling of oil and natural gas wells, including encountering unexpected formations or pressures, sour gas releases and spills, blow-outs, craterings and fires, all of which could result in substantial damage to oil and natural gas wells, production facilities, other property and the environment, personal injuries, loss of life and other hazards. In particular, we may explore for and produce sour natural gas in certain areas. An unintentional leak of sour natural gas could result in personal injury, loss of life or damage to property and may necessitate an evacuation of populated areas, all of which could result in liability. In accordance with industry practice, we are not fully insured against all of these risks, nor are all such risks insurable. Although we maintain liability insurance policies in place, in such amounts as we consider adequate to address certain of these risks, such insurance has limitations on liability that may not be sufficient to cover the full extent of such liabilities. In addition, in certain circumstances, we may elect not to obtain insurance to deal with specific risks due to the high premiums associated with such insurance or other reasons. The payment of such uninsured liabilities would reduce the funds available to us. The occurrence of a significant event that we are not fully insured against, or the insolvency of the insurer of such event, could have a material adverse effect on our financial position, results of operations or prospects and will reduce the income receivable by us under the NPI.

Project delays may delay expected revenues from operations

We manage a variety of small and large projects in the conduct of our business. Project delays may delay expected revenues from operations. Significant project cost over-runs could make a project uneconomic. Our ability to execute projects and market oil and natural gas depends upon numerous factors beyond our control, including:

•	the availability of processing capacity;
•	the availability and proximity of pipeline capacity;
•	the availability of storage capacity;
•	the supply of and demand for oil and natural gas;
•	the availability of alternative fuel sources;
•	the effects of inclement weather;
•	the availability of drilling and related equipment;
•	unexpected cost increases;

•	accidental events;
•	currency fluctuations;
•	changes in regulations;
•	the availability and productivity of skilled labour; and
•	the regulation of the oil and natural gas industry by various levels of government and governmental agencies.

Because of these factors, we may be unable to execute projects on time, on budget or at all, and may not be able to effectively market the oil and natural gas that we produce.

Drilling equipment availability and access may be restricted

Oil and natural gas exploration and development activities are dependent on the availability of drilling and related equipment (typically leased from third parties) in the particular areas where such activities will be conducted. Demand for such limited equipment or access restrictions may affect the availability of such equipment to us and may delay exploration and development activities. To the extent we are not the operator of our oil and gas properties, we will be dependent on such operators for the timing of activities related to such properties and will be largely unable to direct or control the activities of the operators.

We are affected by seasonality

The level of activity in the Canadian oil and natural gas industry is influenced by seasonal weather patterns. Wet weather and spring thaw may make the ground unstable. Consequently, municipalities and provincial transportation departments enforce road bans that restrict the movement of rigs and other heavy equipment, thereby reducing activity levels. Also, certain oil and natural gas producing areas are located in areas that are inaccessible other than during the winter months because the ground surrounding the sites in these areas consists of swampy terrain. Seasonal factors and unexpected weather patterns may lead to declines in exploration and production activity and corresponding declines in the demand for crude oil and natural gas.

Reserves figures are only estimates and may require revision

Although we, together with Sproule, have carefully prepared the reserves figures included in the AIF and believe that the methods of estimating reserves have been verified by operating experience, such figures are estimates and no assurance can be given that the indicated levels of reserves will be produced.

There are numerous uncertainties inherent in estimating quantities of oil, natural gas and natural gas liquids reserves and resources and the future cash flows attributed to such reserves, including many factors beyond our control. In general, estimates of economically recoverable oil and natural gas reserves and resources and the future net revenues therefrom are based upon a number of variable factors and assumptions, such as historical production from the properties, production rates, ultimate reserve recovery, timing and amount of capital expenditures, marketability of oil and natural gas, royalty rates, the assumed effects of regulation by governmental agencies and future operating costs, all of which may vary materially from actual results. For those reasons, estimates of the economically recoverable oil and natural gas reserves or estimates of resources attributable to any particular group of properties, classification of such reserves based on risk of recovery and estimates of future net revenues associated with reserves prepared by different engineers, or by the same engineers at different times may vary.

Estimates of proved reserves that may be developed and produced in the future are sometimes based upon volumetric calculations and upon analogy to similar types of reserves rather than actual production history. Recovery factors and drainage areas were estimated by experience and analogy to similar producing pools. Estimates based on these methods are generally less reliable than those based on actual production history. Subsequent evaluation of the same reserves based upon production history and production practices will result in variations in the estimated reserves and such variations could be material.

In accordance with applicable securities laws, Sproule has used forecast price and cost estimates in calculating reserve quantities included in the AIF. Actual future net cash flows will be affected by other factors such as actual production levels, supply and demand for oil and natural gas, curtailments or increases in consumption by oil and natural gas purchasers, changes in governmental regulation or taxation and the impact of inflation on costs.

Actual production and cash flows derived from reserves will vary from the reserves estimates contained in the Sproule Report summarized in the AIF, and such variations could be material. The estimates in the Sproule Report are based in part on the timing and success of activities we intend to undertake in future years. The reserves and estimated cash flows to be derived therefrom contained in the Sproule Report will be reduced, in future years, to the extent that such activities do not achieve the level of success assumed in the engineering reports summarized in the AIF.

The reserves and recovery information contained in the Sproule Report are only estimates and the actual production and ultimate reserves from the properties may be greater or less than the estimates prepared by Sproule. The Sproule Report has been prepared using certain commodity price assumptions which are described in the notes to the reserves tables. If we realize lower prices for crude oil, natural gas liquids and natural gas and they are substituted for the price assumptions utilized in the Sproule Report, the present value of estimated future net cash flows for our reserves would be reduced and the reduction could be significant.

Our reserves may become depleted

We conduct limited exploration activities for oil and natural gas reserves. Instead, we add to our oil and natural gas reserves primarily through development and acquisitions. As a result, future oil and natural gas reserves are highly dependent on our success in exploiting existing properties and acquiring additional reserves. We also distribute a significant proportion of our cash flow from operations to Unitholders rather than reinvesting it in reserves additions. Accordingly, if external sources of capital, including the issuance of additional Trust Units, become limited or unavailable on commercially reasonable terms, our ability to make the necessary capital investments to maintain or expand our oil and natural gas reserves may be impaired. To the extent that we use cash flow from operations to finance capital expenditures or property acquisitions, the level of cash flow from operations available for distribution to Unitholders will be reduced. Additionally, we cannot guarantee that we will be successful in developing additional reserves or acquiring additional reserves on terms that meet our investment objectives. Without these reserves additions, our reserves will deplete and as a consequence, either production from, or the average reserves life of, our properties will decline. These events may result in a reduction in the value of Trust Units and in a reduction in cash flow from operations available for distributions to Unitholders.

Distributions may be affected by capital expenditures

The timing and amount of capital expenditures will directly affect the amount of cash flow from operations available for distribution to Unitholders. Distributions may be reduced, or even eliminated, at times when significant capital or other expenditures are made. In addition, if external sources of capital, including the issuance of additional Trust Units, become limited or unavailable on commercially reasonable terms, our ability to make the necessary capital investments to maintain or expand our oil and natural gas reserves will be impaired.

We are dependent on our operators and other third parties to produce and market our property

Other companies operate some of the assets in which we have an interest. Continuing production from a property, and, to some extent the marketing of production therefrom, are largely dependent upon the ability of the operator of the property. To the extent the operator fails to perform these functions properly, revenue may be reduced. As a result, we have limited ability to exercise influence over the operation of those assets or their associated costs, which could adversely affect our financial performance. In addition, payments from production generally flow through the operator and there is a risk of delay and additional expense in receiving such revenues if the operator becomes insolvent. Our return on assets operated by others will therefore depend upon a number of factors that may be outside of our control, including the timing and amount of capital expenditures, the operator's expertise and financial resources, the approval of other participants, the selection of technology and risk management practices.

We face competition from competitors with greater resources

There is strong competition relating to all aspects of the oil and gas industry. There are numerous trusts and other companies in the oil and gas industry, who are competing for the acquisitions of properties with longer life reserves, properties with exploitation and development opportunities and undeveloped land. As a result of such competition, it is difficult to acquire reserves on beneficial terms. We also compete for reserves acquisitions and undeveloped land with a substantial number of other oil and gas companies, many of which have significantly greater financial and other resources than we do.

We compete with other oil and gas entities to hire and retain skilled personnel necessary for running our daily operations, including the execution of our annual capital development program. The inability to hire and retain skilled personnel could adversely impact certain of our operational and financial results.

Our permitted investments may be risky

An investment in the Trust should be made with the understanding that the value of any of our investments may fluctuate in accordance with changes in the financial condition of such investments, the value of similar securities, and other factors. For example, the prices of Canadian government securities, bankers' acceptances and commercial paper react to economic developments and changes in interest rates. Commercial paper is also subject to issuer credit risk. Investments in energy-related income trusts, companies and partnerships will be subject to the general risks of investing in equity securities. These include the risk that the financial condition of issuers may become impaired, or that the energy sector may suffer a market downturn. Securities markets in general are affected by a variety of factors, including governmental, environmental and regulatory policies, inflation and interest rates, economic cycles, and global, regional and national events. The value of Trust Units could be affected by adverse changes in the market values of such investments.

Risks Associated with Government Regulation

We are affected by federal and provincial laws and regulations relating to the environment

Nearly all aspects of our operations are subject to a variety of federal, provincial and local laws and regulations, including laws and regulations relating to the protection of the environment and the operation, maintenance, abandonment and reclamation of sites and wells, which may be amended from time to time to impose higher standards and potentially more costly obligations on us. Environmental assessments, permits and regulatory approvals are required before initiating most new major projects or undertaking significant changes to existing operations. A breach of such legislation may result in the imposition of fines or issuance of clean-up orders in respect of us or our properties. We may also be exposed to civil liability for environmental matters or for the conduct of third parties, including private parties commencing actions and new theories of liability, regardless of negligence or fault. We provide for the necessary amounts in our annual capital budget for the purpose of funding our currently estimated future environmental and reclamation obligations based on our current knowledge.

Although we believe that we are in material compliance with current applicable environmental regulations, no assurance can be given that environmental laws will not result in a curtailment of production, a reduction of product demand, a material increase in the costs of production, development or exploration activities or otherwise adversely affect our business, financial condition, results of operations and prospects. Environmental legislation is evolving in a manner expected to result in stricter standards and enforcement, larger fines and liability, and increased capital expenditures and operating costs, which could have a material adverse effect on our financial condition or results of operations. There can be no assurance that we will be able to satisfy our actual future environmental and reclamation obligations. See "Industry Conditions — Environmental Regulation" in the AIF.

Canada is a signatory to the United Nations Framework Convention on Climate Change and has ratified the Kyoto Protocol established thereunder to set legally binding targets to reduce nationwide emissions of carbon dioxide, methane, nitrous oxide and other so-called "greenhouse gases". Our exploration and production facilities and other operations and activities emit greenhouse gases which will require us to comply with Alberta's recently enacted Climate Change and Emissions Management Amendment Act and Specified Gas Emitters Regulation, the regulatory framework announced on March 10, 2008 by the Federal Government (the "Updated Action Plan"), which is intended to force large industries to reduce emissions of greenhouse gases, and the proposed Clean Air Act (Canada) of 2006. In addition, the Federal Government intends to publish in the fall of 2009 three guidance documents detailing the eligibility requirements and application processes for the offset system outlined in the Updated Action Plan. The direct or indirect costs of these regulations may have a material adverse effect on our business, financial condition, results of operations and prospects. See "Industry Conditions – Environmental Regulation" in the AIF.

Our management believes the political climate appears to favour new programs for environmental laws and regulation, particularly in relation to the reduction of emissions, and there is no assurance that any such programs, laws or regulations, if proposed and enacted, will not contain emission reduction targets which we cannot meet, and financial penalties or charges could be incurred as a result of the failure to meet such targets or taxes based upon emissions. There has been much public debate with respect to Canada's ability to meet emission targets and the Government's strategy or alternative strategies with respect to climate change and the control of greenhouse gases. Implementation of strategies for reducing greenhouse gases whether to meet the limits required by the Kyoto Protocol or as otherwise determined could have a material impact on the nature of oil and natural gas operations, including ours. Given the evolving nature of the debate related to climate change and the control of greenhouse gases and resulting requirements, it is not possible to predict the impact on us and our business, financial condition, results of operations and prospects. See "Industry Conditions – Environmental Regulation" in the AIF.

Our revenues are affected by changes in regulations

Oil and natural gas operations (exploration, production, pricing, marketing and transportation) are subject to extensive controls and regulations imposed by various levels of government, which may be amended from time to time. Governments may regulate or intervene with respect to price, taxes, royalties and the exportation of oil and natural gas. See "Industry Conditions" and "Baytex Energy Trust – Federal Tax Changes for Income Trusts and Corporations" in the AIF. Such regulations may be changed from time to time in response to economic or political conditions. The implementation of new regulations or the modification of existing regulations affecting the oil and natural gas industry could reduce demand for natural gas and crude oil and increase our costs, any of which may have a material adverse effect on our business, financial condition, results of operations and prospects. In order to conduct oil and gas operations, we will require licenses from various governmental authorities. There can be no assurance that we will be able to obtain all of the licenses and permits that may be required to conduct operations that we may wish to undertake.

Our status as a mutual fund trust may be changed or affected by changes in legislation

Income tax laws, or other laws or government incentive programs relating to the oil and gas industry, such as the treatment of mutual fund trusts and resource taxation, may in the future be changed or interpreted in a manner that adversely affects us and our Unitholders. Tax authorities having jurisdiction over us or the Unitholders may disagree with how we calculate our income for tax purposes or could change administrative practices to our detriment or the detriment of our Unitholders.

There can be no assurance that the treatment of mutual fund trusts will not be changed in a manner adversely affecting Unitholders. If we cease to qualify as a "mutual fund trust" under the Tax Act, the Trust Units will cease to be qualified investments for registered retirement savings plans ("RRSPs"), registered education savings plans ("RESPs"), deferred profit sharing plans ("DPSPs"), registered disability savings plans ("RDSPs"), tax free savings accounts ("TFSAs") and registered retirement income funds ("RRIFs").

We expect to continue to qualify as a mutual fund trust for purposes of the Tax Act. We may not, however, always be able to satisfy any future requirements for the maintenance of mutual fund trust status. Should our status as a mutual fund trust be lost or successfully challenged by a relevant tax authority, certain adverse consequences may arise for us and our Unitholders. We may not be able to take steps necessary to ensure that we maintain our mutual fund trust status. Even if we are successful in taking such measures, these measures could be adverse to certain holders of Trust Units, particularly "non-residents" of Canada (as defined in the Tax Act). There can be no assurance that such circumstances would not have a material adverse affect on the market price of the Trust Units.

Should the status of us as a mutual fund trust be lost or successfully challenged by a relevant tax authority, certain adverse consequences may arise for us and our Unitholders. Some of the significant consequences of losing mutual fund trust status are as follows:

•

We would be taxed on certain types of income distributed to Unitholders, including income generated by the royalties held by us. Payment of this tax may have adverse consequences for some Unitholders, particularly Unitholders that are not residents of Canada and residents of Canada that are otherwise exempt from Canadian income tax.

•	We would cease to be eligible for the capital gains refund mechanism available under Canadian tax laws if we ceased to be a mutual fund trust.
•

Trust Units held by Unitholders that are not residents of Canada would become taxable Canadian property. These non-resident holders would be subject to Canadian income tax on any gains realized on a disposition of Trust Units held by them.

•

Trust Units would cease to be a qualified investment for RRSPs, RESPs, DPSPs, RDSPs, TFSAs and RRIFs. Where, at the end of a month, a RRSP, DPSP, RESP or RRIF holds Trust Units that cease to be a qualified investment, the plan must, in respect of that month, pay a tax equal to 1% of the fair market value of the Trust Units at the time such Trust Units were acquired by the plan. Trusts governed by RRSPs, RDSPs, TFSAs or RRIFs which hold Trust Units that are not qualified investments will be subject to tax on the income attributable to the Trust Units while they are not qualified investments, including the full capital gains, if any, realized on the disposition of such Trust Units. Where a trust governed by a RRSP or a RRIF acquires Trust Units that are not qualified investments, the value of the investment is included in the income of the annuitant for the year of the acquisition. Trusts governed by RESPs which hold Trust Units that are not qualified investments can have their registration revoked by the Canada Revenue Agency. The holder of a RDSP or TFSA which holds Trust Units that are not qualified investments will be subject to tax equal to 50% of the fair market value of the Trust Units.

In addition, we may take certain measures in the future to the extent we believe necessary to ensure that we maintain our status as a mutual fund trust. These measures could be adverse to certain holders of Trust Units, particularly "non-residents" of Canada as defined in the Tax Act. See "Additional Information Respecting Baytex Energy Trust – Trust Indenture – Non-resident Unitholders" in the AIF.

We have non-resident ownership restrictions of our Trust Units

We intend to comply with the requirements under the Tax Act for "unit trusts" and "mutual fund trusts" at all relevant times such that we maintain our status of a unit trust and a mutual fund trust for purposes of the Tax Act. In this regard, we may, from time to time, among other things, take all necessary steps to monitor our activities and ownership of the Trust Units. If at any time we become aware that our activities and ownership of the Trust Units by non-residents (non-residents of Canada and partnerships) may threaten our status under the Tax Act as a "unit trust" or "mutual fund trust", we are authorized to take such action as may be necessary in our opinion to maintain our status as a unit trust and a mutual fund trust, including the imposition of restrictions on the issuance by us, or the transfer by any Unitholder, of Trust Units to a non-resident. See "Additional Information Respecting Baytex Energy Trust – Trust Indenture – Non-Resident Unitholders" in the AIF and "– Risks Associated with Government Regulation – Our status as a mutual fund trust may be changed or affected by changes in legislation".

Risks Associated with Acquisitions and Expansion

We may not realize anticipated benefits of acquisitions and dispositions or manage our growth

We make acquisitions and dispositions of businesses and assets in the ordinary course of our business. Achieving the benefits of acquisitions depends in part on successfully consolidating functions and integrating operations and procedures in a timely and efficient manner as well as our ability to realize the anticipated growth opportunities and synergies from combining the acquired businesses and operations with those of our operations. The integration of an acquired business may require substantial management effort, time and resources and may divert management’s focus from other strategic opportunities and operational matters. Management continually assesses the value and contribution of services provided and assets required to provide such services. In this regard, non-core assets are periodically disposed of, so that management can focus its efforts and resources more efficiently. Depending on the state of the market for such non-core assets, certain of our non-core assets, if disposed of, could be expected to realize less than their carrying value on our financial statements.

Acquisitions of resource issuers and resource assets will be based in large part upon engineering and economic assessments made by independent engineers. These assessments will include a series of assumptions regarding such factors as recoverability and marketability of oil and natural gas, future prices of oil and natural gas and operating costs, future capital expenditures and royalties and other government levies, which will be imposed over the producing life of the reserves. Many of these factors are subject to change and are beyond our control. In particular, the prices of and markets for resource products may change from those anticipated at the time of making such assessment. In addition, all such assessments involve a measure of geologic and engineering uncertainty, which could result in lower production and reserves than anticipated. Initial assessments of acquisitions may be based upon reports by a firm of independent engineers other than the firm that we use for our year-end reserve evaluations. Because each of these firms may have different evaluation methods and approaches, these initial assessments may differ significantly from the assessments of the firm we use. Although title reviews may be conducted prior to the purchase of oil and natural gas producing properties or the commencement of drilling wells, such reviews do not guarantee or certify that an unforeseen defect in the chain of title will not arise to defeat our claim which could result in a reduction of the revenue received by us.

We may be subject to growth-related risks including capacity constraints and pressure on our internal systems and controls. Our ability to manage growth effectively will require us to continue to implement and improve our operational and financial systems and to expand, train and manage our employee base. Our inability to deal with this growth could have a material adverse impact on our business, operations and prospects.

We may expand our operations

Our operations and expertise are currently primarily focused on conventional oil and gas production and development in the Western Canadian Sedimentary Basin, although we have recently expanded into the United States. In the future, we may acquire oil and gas properties outside of these geographic areas. In addition, the terms of the Trust Indenture do not limit us to oil and gas production and development, and we could acquire other energy related assets, such as oil and natural gas processing plants or pipelines, or an interest in an oil sands project. Expansion of our activities into new areas may present new additional risks or alternatively, significantly increase the exposure to one or more of the present risk factors which may adversely affect our future operational and financial conditions.

Management Risks

We are dependant on Baytex management

We are a limited purpose trust and are entirely dependent upon the operations and assets of our Operating Entities through our ownership, directly and indirectly, of securities of our Operating Entities, including the Notes, and the NPI. Accordingly, our ability to pay distributions to Unitholders is dependent upon the ability of our Operating Entities to meet their interest, principal, dividend and other distribution obligations on their securities and to pay the NPI. Our Operating Entities' income is derived from the production of oil and natural gas from their resource properties and is susceptible to the risks and uncertainties associated with the oil and natural gas industry generally. If the oil and natural gas reserves associated with our Operating Entities' resource properties are not supplemented through additional development or the acquisition of additional oil and natural gas properties, the ability of our Operating Entities to meet their obligations to us and our ability to pay distributions to Unitholders may be adversely affected.

Our directors and officers may have conflicts

Our directors and officers are engaged in and will continue to engage in other activities in the oil and natural gas industry and, as a result of these and other activities, they may become subject to conflicts of interest. The Business Corporations Act (Alberta) provides that in the event that a director has an interest in a contract or proposed contract or agreement, the director will disclose his interest in such contract or agreement and will refrain from voting on any matter in respect of such contract or agreement unless otherwise provided under the Business Corporations Act (Alberta). To the extent that conflicts of interest arise, such conflicts will be resolved in accordance with the provisions of the Business Corporations Act (Alberta).

As at the date hereof, we are not aware of any existing or potential material conflicts of interest between us and a director or officer of ours.

Capital Risks

Our net asset value will vary from time to time

Our net asset value from time to time will vary dependent upon a number of factors beyond the control of management, including oil and natural gas prices. The trading prices of the Trust Units from time to time is also determined by a number of factors which are beyond the control of management and such trading prices may be greater or less than our net asset value.

We may issue additional Trust Units

In the normal course of making capital investments to maintain and expand our oil and gas reserves, additional Trust Units may be issued from treasury which may result in a decline in production and reserves per Trust Unit. Additionally, from time to time we may issue Trust Units from treasury in order to reduce debt and maintain a more optimal capital structure. We may also make future acquisitions or enter into financings or other transactions involving the issuance of securities which may be dilutive. To the extent that external sources of capital, including the issuance of additional Trust Units, become limited or unavailable, our ability to make the necessary capital investments to maintain or expand our oil and gas reserves will be impaired. Management believes that the SIFT Rules will substantially eliminate the competitive advantage that we and other energy trusts have enjoyed relative to our industry competitors in raising capital in a tax-efficient manner. See "Baytex Energy Trust – Federal Tax Changes for Income Trusts and Corporations" in the AIF and "– Risks Relating to our Revenues – We may be impacted by recent federal tax changes for income trusts and corporations". To the extent that we are required to use cash flow from operations to finance capital expenditures or property acquisitions or to pay debt service charges or to reduce debt, the level of cash flow from operations available for distribution to Unitholders will be reduced.

Risks Associated with our Structure as a Trust

Our Trust Units are not shares

The Trust Units do not represent a traditional investment in the oil and natural gas sector and should not be viewed by investors as shares in Baytex. The Trust Units represent a fractional interest in us. Corporate law does not govern us and the rights of Unitholders. As holders of Trust Units, Unitholders will not have the statutory rights normally associated with ownership of shares of a corporation including, for example, the right to bring oppression or derivative actions. The rights of Unitholders are specifically set forth in the Trust Indenture. In addition, trusts are not defined as recognized entities within the definitions of legislation such as the Bankruptcy and Insolvency Act (Canada), the Companies' Creditors Arrangement Act (Canada) and in some cases the Winding Up and Restructuring Act (Canada). As a result, in the event of an insolvency or restructuring, a Unitholder's position as such may be quite different than that of a shareholder of a corporation. Our sole assets will be the NPI and other investments in securities of our operating entities. The market price of the Trust Units will be sensitive to a variety of market conditions including, but not limited to, interest rates and our ability to acquire suitable oil and natural gas properties. Changes in market conditions may adversely affect the trading price of the Trust Units.

The Trust Units are also unlike conventional debt instruments in that there is no principal amount owing to Unitholders. The Trust Units will have minimal value when reserves from our properties can no longer be economically produced or marketed. Unitholders will only be able to obtain a return of the capital they invested during the period when reserves may be economically recovered and sold. Accordingly, the distributions received over the life of the investment may not be equal to or greater than the initial capital investment.

The Trust Units are not "deposits" within the meaning of the Canada Deposit Insurance Corporation Act (Canada) and are not insured under the provisions of that act or any other legislation. Furthermore, we are not a trust company and, accordingly, are not registered under any trust and loan company legislation as we do not carry on or intend to carry on the business of a trust company.

Our Trust Units have a limited redemption right

Unitholders have a limited right to require a repurchase of their Trust Units, which is referred to as a redemption right. It is anticipated that the redemption right will not be the primary mechanism for Unitholders to liquidate their investments. Notes or Redemption Notes (as defined in the Trust Indenture) which may be distributed in specie to Unitholders in connection with redemption will not be listed on any stock exchange and no established market is expected to develop for such Notes or Redemption Notes. In addition, there may be resale restrictions imposed by law upon the recipients of the securities pursuant to the redemption right. Cash redemptions are subject to limitations. See "Additional Information Respecting Baytex Energy Trust – Trust Indenture – Redemption Right" in the AIF.

Trust Units will have no value when reserves from our properties can no longer be economically produced and, as a result, cash distributions do not represent a "yield" in the traditional sense and are not comparable to bonds or other fixed yield securities, where investors are entitled to a full return of the principal amount of debt on maturity in addition to a return on investment through interest payments. Consequently, distributions represent a blend of return of Unitholders initial investment and a return on Unitholders initial investment.

Our Unitholders may not have limited liability

The Trust Indenture provides that no Unitholder will be subject to any liability in connection with us or our obligations and affairs and, in the event that a court determines Unitholders are subject to any such liabilities, the liabilities will be enforceable only against, and will be satisfied only out of, our assets. Pursuant to the Trust Indenture, we will indemnify and hold harmless each Unitholder from any costs, damages, liabilities, expenses, charges and losses suffered by a Unitholder resulting from or arising out of such Unitholder not having such limited liability.

The Trust Indenture provides that all written instruments signed by or on behalf of the Trust must contain a provision to the effect that such obligation will not be binding upon Unitholders personally. Personal liability may also arise in respect of claims against us that do not arise under contracts, including claims in tort, claims for taxes and possibly certain other statutory liabilities. The possibility of any personal liability of this nature arising is considered unlikely. The Income Trusts Liability Act (Alberta) came into force on July 1, 2004. The legislation provides that a unitholder will not be, as a beneficiary, liable for any act, default, obligation or liability of the trustee that arises after the legislation came into force.

Our operations will be conducted, upon the advice of counsel, in such a way and in such jurisdictions as to avoid as far as possible any material risk of liability on Unitholders for claims against us.

We allocate all of our income

Pursuant to the provisions of the Trust Indenture, all income earned by us in a fiscal year, not previously distributed in that fiscal year, must be distributed to Unitholders of record on December 31. This excess income, if any, will be allocated to Unitholders of record at December 31 but the right to receive this income, if the amount is not determined and declared payable at December 31, will trade with the Trust Units until determined and declared payable in accordance with the rules of the TSX. To the extent that a Unitholder trades Trust Units in this period, they will be allocated such income but will dispose of their right to receive such distribution.

Our expenses and other deductions may be challenged by taxing authorities

Generally, oil and gas income trusts involve significant amounts of inter-company debt, royalties or similar instruments, generating substantial interest expense or other deductions which serve to reduce taxable income and income tax payable. There can be no assurance that the taxation authorities will not seek to challenge the amount of our interest expense and other deductions. If such a challenge were to succeed against us, it could materially adversely affect the amount of cash flow received by us and, therefore, may reduce distributions to our unitholders.

Certain Risks for United States and other non-resident Unitholders

The ability of United States and other non-resident investors to enforce civil remedies may be limited

We are a trust organized under the laws of Alberta, Canada, and our principal place of business is in Canada. All of the directors and officers of Baytex are residents of Canada and most of the experts who provide services to us (such as our auditors and our independent reserve engineers) are residents of Canada, and all or a substantial portion of their assets and our assets are located within Canada. As a result, it may be difficult for investors in the United States or other non-Canadian jurisdictions (a "Foreign Jurisdiction") to effect service of process within such Foreign Jurisdiction upon such directors, officers and representatives of experts who are not residents of the Foreign Jurisdiction or to enforce against them judgments of courts of the applicable Foreign Jurisdiction based upon civil liability under the securities laws of such Foreign Jurisdiction, including United States federal securities laws or the securities laws of any state within the United States. In particular, there is doubt as to the enforceability in Canada against us or any of our directors, officers or representatives of experts who are not residents of the United States, in original actions or in actions for enforcement of judgments of United States courts of liabilities based solely upon the United States federal securities laws or the securities laws of any state within the United States.

There are differences in reporting practices in Canada and the United States

We report our production and reserve quantities in accordance with Canadian practices and specifically in accordance with NI 51-101. These practices are different from the practices used to report production and to estimate reserves in reports and other materials filed with the SEC by companies in the United States.

We incorporate additional information with respect to production and reserves which is either not generally included or prohibited under rules of the SEC and practices in the United States. We follow the Canadian practice of reporting gross production and reserve volumes; however, we also follow the United States practice of separately reporting these volumes on a net basis (after the deduction of royalties and similar payments). We also follow the Canadian practice of using forecast prices and costs when we estimate our reserves, and we do not estimate our reserves using prices and costs held constant at the effective date of the reserve report.

We include in the AIF estimates of our proved and proved plus probable reserves. The SEC generally prohibits the inclusion of estimates of probable reserves in filings made with it. This prohibition does not apply to us because we are a Canadian foreign private issuer.

United States and other non-resident Unitholders may be subject to additional taxation

The Tax Act and the tax treaties between Canada and other countries may impact withholding or other taxes on the cash distributions or other property paid by us to Unitholders who are not residents of Canada, and these taxes may change from time to time. Since January 1, 2005, a 15 percent withholding tax is applied to distributions made to non-resident unitholders.

Non-resident Unitholders are subject to foreign exchange risk

Our distributions are declared in Canadian dollars and converted to foreign denominated currencies at the spot exchange rate at the time of payment. As a consequence, investors are subject to foreign exchange risk. To the extent that the Canadian dollar weakens with respect to their currency, the amount of the distribution will be reduced when converted to their home currency.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the registration statement of which this Prospectus forms a part: (i) the documents listed under the heading "Documents Incorporated by Reference"; (ii) consents of independent auditors and engineers; (iii) powers of attorney pursuant to which amendments to the registration statement may be signed; and (iv) the Trust Indenture.

AUDITORS' CONSENT

To the Board of Directors of Baytex Energy Ltd.,

the administrator of Baytex Energy Trust

We have read the preliminary short form base shelf prospectus of Baytex Energy Trust (the "Trust") dated July 17, 2009 relating to the issuance and sale of trust units, subscription receipts, warrants, rights, options or debt securities of the Trust (the "Prospectus"). We have complied with Canadian generally accepted standards for an auditor's involvement with offering documents.

We consent to the incorporation by reference in the Prospectus of our report to the unitholders of the Trust on the consolidated balance sheets of the Trust as at December 31, 2008 and 2007 and the consolidated statements of income and comprehensive income, deficit and cash flows for the years then ended and the separate report titled "Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Differences". Our reports are dated March 16, 2009.

We also consent to the incorporation by reference in the Prospectus of our audit report to the Board of Directors of Baytex Energy Ltd., the administrator of the Trust, and the unitholders of the Trust on the effectiveness of the internal control over financial reporting as of December 31, 2008. Our report is dated March 16, 2009.

We also consent to the use in the Prospectus of our report to the Board of Directors of Baytex Energy Ltd., the administrator of the Trust, and the unitholders of the Trust on the supplemental disclosures to the aforementioned financial statements titled "Supplemental U.S. GAAP Disclosures". Our report is dated July 16, 2009.

Calgary, Alberta, Canada	(signed) "Deloitte & Touche LLP"
July 17, 2009	Chartered Accountants

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED

TO OFFEREES OR PURCHASERS

Indemnification of Directors and Officers

Pursuant to the terms of an Administration Agreement dated July 24, 2003 between Valiant Trust Company, the trustee of the Registrant (the "Trustee"), and Baytex Energy Ltd., the administrator and manager of the Registrant (the "Administrator"), the Trustee retained the Administrator to provide certain administrative and advisory services to the Registrant.

The Administration Agreement provides that the Administrator and any person who, at the request of the Administrator, is serving or shall have served as a director, officer, employee, advisor, partner, consultant, agent or subcontractor of the Administrator shall be indemnified and saved harmless by the Registrant against all losses (other than loss of profit), claims, damages, liabilities, obligations, costs and expenses (including judgments, fines, penalties, amounts paid in settlement and counsel and accountants' fees) of whatsoever kind or nature incurred by, borne by or asserted against any of such indemnified parties in any way arising from and related in any manner to the provision of services and the performance of obligations by the Administrator pursuant to this Agreement, unless such indemnified party is found liable for or guilty of fraud, wilful default or gross negligence. This right of indemnification shall not be exclusive of any other rights to which the Administrator or any indemnified party may be entitled as a matter of law or equity or which may be lawfully granted to such person.

The by-laws of the Administrator provide that, subject to Section 124 of the Business Corporations Act (Alberta), the Administrator shall indemnify a director or officer of the Administrator, a former director or officer of the Administrator or a person who acts or acted at the Administrator's request as a director or officer of a body corporate of which the Administrator is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Administrator or body corporate, if:

(a)	he acted honestly and in good faith with a view to the best interests of the Administrator; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

The by-laws of the Administrator also provide that it shall indemnify such persons in such other circumstances as the Business Corporations Act (Alberta) permits or requires.

The Administrator has entered into agreements with each of its directors and officers to evidence its obligations to indemnify such directors and officers as described above.

Section 124 of the Business Corporations Act (Alberta) provides as follows:

124(1)   Except in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and the director’s or officer’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding to which the director or officer is made a party by reason of being or having been a director or officer of that corporation or body corporate, if

(a)            the director or officer acted honestly and in good faith with a view to the best interests of the corporation, and

(b)           in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that the director’s or officer’s conduct was lawful.

(2)   A corporation may with the approval of the Court indemnify a person referred to in subsection (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with the action if the person fulfils the conditions set out in subsection (1)(a) and (b).

(3)   Notwithstanding anything in this section, a person referred to in subsection (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the person in connection with the defence of any civil, criminal or administrative action or proceeding to which the person is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity

(a)	was substantially successful on the merits in the person’s defence of the action or proceeding,

(b)	fulfils the conditions set out in subsection (1)(a) and (b), and

(c)	is fairly and reasonably entitled to indemnity.

(3.1)  A corporation may advance funds to a person in order to defray the costs, charges and expenses of a proceeding referred to in subsection (1) or (2), but if the person does not meet the conditions of subsection (3) he or she shall repay the funds advanced.

(4) A corporation may purchase and maintain insurance for the benefit of any person referred to in subsection (1) against any liability incurred by the person

(a)           in the person’s capacity as a director or officer of the corporation, except when the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the corporation, or

(b)           in the person’s capacity as a director or officer of another body corporate if the person acts or acted in that capacity at the corporation’s request, except when the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the body corporate.

(5)   A corporation or a person referred to in subsection (1) may apply to the Court for an order approving an indemnity under this section and the Court may so order and make any further order it thinks fit.

(6)   On an application under subsection (5), the Court may order notice to be given to any interested person and that person is entitled to appear and be heard in person or by counsel.

As contemplated by Section 124(4) of the Business Corporations Act (Alberta), the Administrator has purchased insurance against potential claims against its directors and officers and against loss for which the Administrator may be required or permitted by law to indemnify such directors and officers.

*   *   *

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

EXHIBITS

EXHIBIT NUMBER	DESCRIPTION
4.1

Annual Information Form for the year ended December 31, 2008, dated March 26, 2009 (incorporated by reference to Exhibit 99.1 to Baytex Energy Trust’s Annual Report on Form 40-F for the fiscal year ended December 31, 2008 filed with the SEC on March 27, 2009 (File No. 001-32754)).

4.2

Audited comparative consolidated financial statements as at and for the year ended December 31, 2008, together with the notes thereto (including note 19 titled “Reconciliation of Canadian and United States Generally Accepted Accounting Principles”), the auditors’ report thereon and the auditors’ report on internal control over financial reporting (incorporated by reference to Exhibit 99.2 to Baytex Energy Trust’s Amendment No. 1 to the Annual Report on Form 40-F for the fiscal year ended December 31, 2008 filed with the SEC on July 17, 2009 (File No. 001-32754)).

4.3

Management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2008 (incorporated by reference to Exhibit 99.3 to Baytex Energy Trust’s Annual Report on Form 40-F for the fiscal year ended December 31, 2008 filed with the SEC on March 27, 2009 (File No. 001-32754)).

4.4

Unaudited interim comparative consolidated financial statements as at and for the three month period ended March 31, 2009 (incorporated by reference to Exhibit 99.1 to Baytex Energy Trust’s Report on Form 6-K filed with the SEC on May 22, 2009 (File No. 001-32754)).

4.5

Management’s discussion and analysis of financial condition and results of operations for the three month period ended March 31, 2009 (incorporated by reference to Exhibit 99.1 to Baytex Energy Trust’s Report on Form 6-K filed with the SEC on May 22, 2009 (File No. 001-32754)).

4.6

Material change report dated March 26, 2009 in respect of a public offering of Trust Units (incorporated by reference to Exhibit 99.3 to Baytex Energy Trust’s Report on Form 6-K filed with the SEC on July 17, 2009 (File No. 001-32754)).

4.7

Information Circular – Proxy Statement dated April 16, 2009 relating to the annual and special meeting of Unitholders held on May 20, 2009 (incorporated by reference to Baytex Energy Trust’s Report on Form 6-K filed with the SEC on April 24, 2009 (File No. 001-32754)).

4.8

Supplemental disclosure to the audited comparative consolidated financial statements as at and for the year ended December 31, 2008 titled "Supplemental U.S. GAAP Disclosures", together with the auditors' report thereon (incorporated by reference to Exhibit 99.1 to Baytex Energy Trust's Report on Form 6-K filed with the SEC on July 17, 2009 (File No. 001-32754)).

4.9

Supplemental Disclosures about Oil and Gas Producing Activities prepared in accordance with SFAS No. 69 – "Disclosure about Oil and Gas Producing Activities" (incorporated by reference to Exhibit 99.2 to Baytex Energy Trust's Report on Form 6-K filed with the SEC on July 17, 2009 (File No. 001-32754)).

5.1	Consent of Deloitte & Touche LLP, independent registered chartered accountants.
5.2	Consent of Sproule Associates Limited, independent engineers.
5.3	Consent of Burnet, Duckworth & Palmer LLP.
6.1	Powers of Attorney (included on the signature page of this Registration Statement).
7.1

Trust Indenture, amended and restated as of May 20, 2008, among Valiant Trust Company and Baytex Energy Ltd. (incorporated by reference to Exhibit 3.1 to Baytex Energy Trust’s Amendment No. 2 to the Report on Form 8-A filed with the SEC on June 6, 2008 (File No. 001-32754)).

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.	Undertaking

The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2.	Consent to Service of Process

Concurrently with the filing of this Registration Statement, the Registrant is filing with the Commission a written Appointment of Agent for Service of Process and Undertaking on Form F-X.

Concurrently with the filing of this Registration Statement, the trustee for the Registrant, Valiant Trust Company, is filing with the Commission a written Appointment of Agent for Service of Process and Undertaking on Form F-X.

Any change to the name or address of the agent for service of process of the Registrant shall be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement on Form F-10.

III-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calgary, Province of Alberta, Canada, on the 17th day of July, 2009.

BAYTEX ENERGY TRUST
By:	Baytex Energy Ltd. as Administrator
By:	/s/ Anthony W. Marino
	Name:	Anthony W. Marino
	Title:	President and Chief Executive Officer of Baytex Energy Ltd.

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anthony W. Marino, and W. Derek Aylesworth, or either of them, his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and any and all additional registration statements (including amendments and post-effective amendments thereto) in connection with any increase in the amount of securities registered with the Securities and Exchange Commission, and to file the same, with all exhibits thereto, and other documents and in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents or any of them or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated and on the dates indicated.

Signature	Capacity	Date

/s/ Anthony W. Marino	President, Chief Executive Officer and	July 17, 2009
Anthony W. Marino	Director (Principal Executive Officer)

/s/ W. Derek Aylesworth	Chief Financial Officer (Principal	July 17, 2009
W. Derek Aylesworth	Financial & Accounting Officer)

Director and Executive Chairman
Raymond T. Chan

/s/ John A. Brussa	Director	July 17, 2009
John A. Brussa

Signature	Capacity	Date

/s/ Edward Chwyl	Director	July 16, 2009
Edward Chwyl

/s/ Naveen Dargan	Director	July 17, 2009
Naveen Dargan

/s/ R.E.T. Goepel	Director	July 15, 2009
R.E.T. Goepel

/s/ Gregory K. Melchin	Director	July 17, 2009
Gregory K. Melchin

/s/Dale O. Shwed	Director	July 17, 2009
Dale O. Shwed

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, in the capacity of the duly authorized representative of the Registrant in the United States, on July 17, 2009.

Baytex Energy USA Ltd.

By:	/s/ Anthony W. Marino
	Name:	Anthony W. Marino
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
4.1

Annual Information Form for the year ended December 31, 2008, dated March 26, 2009 (incorporated by reference to Exhibit 99.1 to Baytex Energy Trust’s Annual Report on Form 40-F for the fiscal year ended December 31, 2008 filed with the SEC on March 27, 2009 (File No. 001-32754)).

4.2

Audited comparative consolidated financial statements as at and for the year ended December 31, 2008, together with the notes thereto (including note 19 titled “Reconciliation of Canadian and United States Generally Accepted Accounting Principles”), the auditors’ report thereon and the auditors’ report on internal control over financial reporting (incorporated by reference to Exhibit 99.2 to Baytex Energy Trust’s Amendment No. 1 to the Annual Report on Form 40-F for the fiscal year ended December 31, 2008 filed with the SEC on July 17, 2009 (File No. 001-32754)).

4.3

Management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2008 (incorporated by reference to Exhibit 99.3 to Baytex Energy Trust’s Annual Report on Form 40-F for the fiscal year ended December 31, 2008 filed with the SEC on March 27, 2009 (File No. 001-32754)).

4.4

Unaudited interim comparative consolidated financial statements as at and for the three month period ended March 31, 2009 (incorporated by reference to Exhibit 99.1 to Baytex Energy Trust’s Report on Form 6-K filed with the SEC on May 22, 2009 (File No. 001-32754)).

4.5

Management’s discussion and analysis of financial condition and results of operations for the three month period ended March 31, 2009 (incorporated by reference to Exhibit 99.1 to Baytex Energy Trust’s Report on Form 6-K filed with the SEC on May 22, 2009 (File No. 001-32754)).

4.6

Material change report dated March 26, 2009 in respect of a public offering of Trust Units (incorporated by reference to Exhibit 99.3 to Baytex Energy Trust’s Report on Form 6-K filed with the SEC on July 17, 2009 (File No. 001-32754)).

4.7

Information Circular – Proxy Statement dated April 16, 2009 relating to the annual and special meeting of Unitholders held on May 20, 2009 (incorporated by reference to Baytex Energy Trust’s Report on Form 6-K filed with the SEC on April 24, 2009 (File No. 001-32754)).

4.8

Supplemental disclosure to the audited comparative consolidated financial statements as at and for the year ended December 31, 2008 titled "Supplemental U.S. GAAP Disclosures", together with the auditors' report thereon (incorporated by reference to Exhibit 99.1 to Baytex Energy Trust's Report on Form 6-K filed with the SEC on July 17, 2009 (File No. 001-32754)).

4.9

Supplemental Disclosures about Oil and Gas Producing Activities prepared in accordance with SFAS No. 69 – "Disclosure about Oil and Gas Producing Activities" (incorporated by reference to Exhibit 99.2 to Baytex Energy Trust's Report on Form 6-K filed with the SEC on July 17, 2009 (File No. 001-32754)).

5.1	Consent of Deloitte & Touche LLP, independent registered chartered accountants.
5.2	Consent of Sproule Associates Limited, independent engineers.
5.3	Consent of Burnet, Duckworth & Palmer LLP.
6.1	Powers of Attorney (included on the signature page of this Registration Statement).
7.1

Trust Indenture, amended and restated as of May 20, 2008, among Valiant Trust Company and Baytex Energy Ltd. (incorporated by reference to Exhibit 3.1 to Baytex Energy Trust’s Amendment No. 2 to the Report on Form 8-A filed with the SEC on June 6, 2008 (File No. 001-32754)).